Exhibit 10.1

TERM LOAN
CREDIT AGREEMENT

Dated as of May 31, 2019

among

PROTECTIVE LIFE CORPORATION, as Borrower

THE SEVERAL LENDERS FROM TIME
TO TIME PARTY HERETO

and

MIZUHO BANK, LTD.,
as Administrative Agent

MIZUHO BANK, LTD.,
as Sole Lead Arranger and Sole Bookrunner

i

	2.9.6.	No Permitted Alternative	25

2.10.	Fees		25
2.11.	Prepayments/Commitment Reductions		25

	2.11.1.	Voluntary Prepayments	25
	2.11.2.	Voluntary Commitment Reductions	26

2.12.	Application of Prepayments		26

	2.12.1.	Voluntary Prepayments	26
	2.12.2.	[Reserved]	26
	2.12.3.	Payment to Lenders	26

2.13.	General Provisions Regarding Payments		27

	2.13.1.	Auto Debit	27
	2.13.2.	Time for Payments	27
	2.13.3.	Payments Applied to Interest First	27
	2.13.4.	Distributions to Lenders	27
	2.13.5.	Affected Lender’s Payments	27
	2.13.6.	Payment Date Not on Business Day	27
	2.13.7.	Non-conforming Payments	28

2.14.	Sharing of Payments by Lenders		28
2.15.	[Reserved]		28
2.16.	Defaulting Lenders		29

	2.16.1.	Defaulting Lender Adjustments	29
	2.16.2.	Defaulting Lender Cure	29
	2.16.3.	[Reserved]	29
	2.16.4.	Qualified Counterparties	29

2.17.	Making or Maintaining LIBOR Loans		30

	2.17.1.	Inability to Determine Applicable Interest Rate	30
	2.17.2.	Illegality or Impracticability of LIBOR Loans	30
	2.17.3.	Compensation for Breakage or Non Commencement of Interest Periods	31
	2.17.4.	Booking of LIBOR Loans	31
	2.17.5.	Assumptions Concerning Funding of Adjusted LIBOR Rate Loans	31
	2.17.6.	Certificates for Reimbursement	31
	2.17.7.	Delay in Requests	31

2.18.	Increased Costs		32

	2.18.1.	Increased Costs Generally	32
	2.18.2.	Capital Requirements	33
	2.18.3.	Certificates for Reimbursement	33
	2.18.4.	Delay in Requests	33

2.19.	Taxes		34

	2.19.1.	FATCA	34
	2.19.2.	Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes	34
	2.19.3.	Payment of Other Taxes by the Borrower	34
	2.19.4.	Tax Indemnification	34

	2.19.5.	Evidence of Payments	35
	2.19.6.	Status of Lenders; Tax Documentation	35
	2.19.7.	Treatment of Certain Refunds	37
	2.19.8.	Survival	38

2.20.	Mitigation Obligations; Designation of a Different Lending Office		38

	2.20.1.	Designation of a Different Lending Office	38
	2.20.2.	Replacement of Lenders	38

ARTICLE III CONDITIONS PRECEDENT			39

3.1.	Effectiveness		39

	3.1.1.	Credit Documents	39
	3.1.2.	Charter Documents	39
	3.1.3.	Organizational Documents Certificate	39
	3.1.4.	Certificate of Good Standing	39
	3.1.5.	Foreign Qualification	39
	3.1.6.	Closing Certificate	39
	3.1.7.	UCC Searches	40
	3.1.8.	Financial Information	40
	3.1.9.	No Default	40
	3.1.10.	Opinion	40
	3.1.11.	KYC Information	40
	3.1.12.	Other Documents	40

3.2.	Funding Conditions		41

	3.2.1.	Funding Notice; Funds Disbursement Instructions	41
	3.2.2.	Officer Certificate	41
	3.2.3.	Acquisition Transactions	41
	3.2.4.	Funding of Fees/Expenses	41

3.3.	Conversions/Continuations		41

	3.3.1.	No Default	41
	3.3.2.	Warranties	41
	3.3.3.	Covenants	41
	3.3.4.	Conversion/Continuation Notice	41

ARTICLE IV REPRESENTATIONS AND WARRANTIES			42

4.1.	Corporate Existence and Standing		42
4.2.	Authorization and Validity		42
4.3.	No Conflict; Government Consent		42
4.4.	Financial Statements		42
4.5.	Material Adverse Change		42
4.6.	Taxes		42
4.7.	Litigation and Guaranteed Obligations		43
4.8.	List of Significant Subsidiaries		43
4.9.	ERISA		43
4.10.	Accuracy of Information		43
4.11.	Regulation U		43
4.12.	Material Agreements		43
4.13.	Compliance With Laws		43
4.14.	Investment Company Act		44

4.15.	Solvency	44
4.16.	Insurance Licenses	44
4.17.	Ownership of Properties	44
4.18.	Anti-Terrorism Laws	44
4.19.	Default	45

ARTICLE V COVENANTS		45

5.1.	Financial Reporting	45
5.2.	Use of Proceeds	47
5.3.	Notice of Default	48
5.4.	Conduct of Business	48
5.5.	Taxes	48
5.6.	Insurance	48
5.7.	Compliance with Laws	49
5.8.	Maintenance of Properties	49
5.9.	Inspection	49
5.10.	Merger, Consolidation and Sale of Assets	49
5.11.	Liens	49
5.12.	Adjusted Consolidated Net Worth	49
5.13.	Ratio of Adjusted Consolidated Indebtedness to Consolidated Capitalization	50
5.14.	[Reserved]	50
5.15.	[Reserved]	50
5.16.	Affiliates	50
5.17.	Compliance with ERISA	50
5.18.	Payment of Obligations	50
5.19.	Further Assurances	50
5.20.	Amendments to Organizational Agreements	51
5.21.	Changes in Accounting Policies or Reporting Practices	51

ARTICLE VI DEFAULTS		51

6.1.	Representations and Warranties	51
6.2.	Payments	51
6.3.	Specific Covenants	51
6.4.	Other Covenants	51
6.5.	Default on Other Indebtedness and Additional Amounts	51
6.6.	Voluntary Petitions	51
6.7.	Involuntary Bankruptcy or Receivership Proceedings	52
6.8.	Condemnation	52
6.9.	Undischarged Judgments	52
6.10.	ERISA	52
6.11.	Distribution Limitations	52
6.12.	Environmental Investigation	52
6.13.	Change in Control	52
6.14.	Licenses	52
6.15.	Tax Lien	53
6.16.	Enforceability Contest	53
6.17.	Revolving Credit Agreement	53

ARTICLE VII REMEDIES		53

7.1.	Remedies	53
7.2.	Application of Funds	53

7.3.	Setoff		54

ARTICLE VIII AGENCY			54

8.1.	Appointment and Authority		54
8.2.	Rights as a Lender		54
8.3.	Exculpatory Provisions		54

	8.3.1.	No Fiduciary Duties	54
	8.3.2.	No Liability	55
	8.3.3.	No Responsibility	55

8.4.	Reliance by Administrative Agent		55
8.5.	Delegation of Duties		56
8.6.	Resignation of Administrative Agent		56

	8.6.1.	Resignation	56
	8.6.2.	Removal	56
	8.6.3.	Successor	56

8.7.	Non-Reliance on Administrative Agent and Other Lenders		57
8.8.	No Other Duties, etc.		57
8.9.	Administrative Agent May File Proofs of Claim		57

ARTICLE IX BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATION			58

9.1.	Successors and Assigns Generally		58
9.2.	Assignments By Lenders		58

	9.2.1.	Minimum Amounts	58
	9.2.2.	Proportionate Amounts	59
	9.2.3.	Required Consents	59
	9.2.4.	Assignment and Assumption	59
	9.2.5.	No Assignment to Borrower, Affiliates or Subsidiaries	59
	9.2.6.	No Assignment to Natural Persons	59
	9.2.7.	Certain Additional Payments	59

9.3.	Register		60
9.4.	Participations		60

	9.4.1.	Participants	60
	9.4.2.	Entitled to Certain Benefits	60
	9.4.3.	No Greater Payment	61
	9.4.4.	Participant Register	61

9.5.	Disclosure of Confidential Information		61
9.6.	Certain Pledges		61

ARTICLE X GENERAL PROVISIONS			61

10.1.	Notices		61

	10.1.1.	Notices Generally	61
	10.1.2.	Electronic Communications	62
	10.1.3.	Change of Address, Etc.	62
	10.1.4.	Platform	62

10.2.	Renewal, Extension, or Rearrangement		63
10.3.	Amendments and Waivers		63

v

	10.3.1.	Required Lenders’ Consent	63
	10.3.2.	Affected Lenders’ Consent	63
	10.3.3.	Other Consents	64
	10.3.4.	Execution of Amendments, etc.	64

10.4.	Counterparts; Integration; Effectiveness		65
10.5.	Electronic Execution of Assignments and Other Documents		65
10.6.	Consent to Jurisdiction		65
10.7.	No Advisory or Fiduciary Relationship		65
10.8.	Marshalling; Payments Set Aside		66
10.9.	Obligations Several; Independent Nature of Lenders’ Rights		66
10.10.	Independence of Covenants		66
10.11.	[Reserved]		66
10.12.	Standard of Care: Limitation of Damages		66
10.13.	Incorporation of Schedules		67
10.14.	Indulgence Not Waiver		67
10.15.	Cumulative Remedies		67
10.16.	Survival of Representations, Warranties and Agreements		67
10.17.	Usury Savings Clause		67
10.18.	Entire Agreement		67
10.19.	Severability		68
10.20.	Time of Essence		68
10.21.	Applicable Law		68
10.22.	Captions Not Controlling		68
10.23.	WAIVER OF JURY TRIAL		68
10.24.	Waiver of Venue		68
10.25.	Termination		68
10.26.	Expenses; Indemnity		69

	10.26.1.	Costs and Expenses	69
	10.26.2.	Indemnification by Borrower	69
	10.26.3.	Reimbursement by Lenders	70
	10.26.4.	Payments	70
	10.26.5.	Survival	70
	10.27.	Set Off	70

10.28.	Treatment of Certain Information		70

	10.28.1.	Confidentiality	70
	10.28.2.	Information	71

10.29.	Patriot Act; Beneficial Ownership Regulation		71
10.30.	[Reserved]		71
10.31.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions		71
10.32.	Certain ERISA Matters		72

List of Exhibits, Schedules and Appendices

Exhibit 2.5.2A - Note

Exhibit 2.19.6 - U.S. Tax Compliance Certificates

Exhibit A - Assignment and Assumption

Exhibit B - Compliance Certificate

Exhibit C - Conversion/Continuation Notice

Exhibit D - Funding Notice

Exhibit E - Additional Permitted Liens

Schedule 4.7 - Litigation

Schedule 4.8 - Significant Subsidiaries

Appendix A — Term Loan Commitment Amounts and Percentages

Appendix B — Addresses

TERM LOAN
CREDIT AGREEMENT

THIS TERM LOAN CREDIT AGREEMENT dated as of May 31, 2019 (“this Agreement”) is entered into by and among PROTECTIVE LIFE CORPORATION, a Delaware corporation (the “Borrower”), MIZUHO BANK, LTD., and the various lenders identified on the signature pages hereto (collectively, with all other persons that may from time to time hereafter become Lenders hereunder by execution of an Assignment and Acceptance, the “Lenders”), and MIZUHO BANK, LTD., in its capacity as the Administrative Agent for the Lenders (the “Administrative Agent”).

RECITALS

A.                                    The Borrower has requested that the Lenders provide a term loan in the aggregate amount of $600 million for the purposes set forth herein.

B.                                    The Lenders are willing to provide the requested term loan on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1.                            Terms Defined in this Agreement.  As used below in this Agreement, the following capitalized terms shall have the following meanings, unless the context expressly requires otherwise:

“Acquisition Transactions” means the transactions contemplated by the Master Transaction Agreement, dated as of January 23, 2019, among the Borrower, Great-West Life & Annuity Insurance Company, Great-West Life & Annuity Insurance Company of New York, The Great-West Life and Assurance Company and The Canada Life Assurance Company.

“Adjusted Consolidated Indebtedness” means (i) Consolidated Indebtedness, less (ii) Short-Term Indebtedness for advance fundings of guaranteed investment contracts, annuities and other similar insurance and investment products.

“Adjusted Consolidated Net Worth” means at any date of determination, Consolidated Net Worth excluding (i) goodwill and intangible assets (other than value of business acquired) and (ii) all unrealized net losses and gains on assets held for sale pursuant to FASB ASC 320 and other accumulated comprehensive income pursuant to FASB ASC 220 or subsequent accounting pronouncements having substantially similar impact as these provisions, to the extent such unrealized net losses and gains have been taken into account in determining Consolidated Net Worth.

“Adjusted LIBOR Rate” means, for any Interest Period for an Adjusted LIBOR Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the LIBOR or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable

Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined two Business Days prior to the commencement of such Interest Period as of approximately 11:00 a.m. (London, England time) on such day, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average settlement rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined two Business Days prior to the commencement of such Interest Period as of approximately 11:00 a.m. (London, England time) on such day, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Mizuho Bank or any Lender selected by the Administrative Agent, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such day, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.  Notwithstanding anything contained herein to the contrary, the Adjusted LIBOR Rate shall not be less than zero.

“Adjusted LIBOR Rate Loan” means Loans bearing interest based on the Adjusted LIBOR Rate.

“Administrative Agent” means Mizuho Bank in its capacity as agent for the Lenders pursuant to Article VIII of this Agreement, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article VIII hereof.

“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Administrative Agent.

“Affected Lender” has the meaning set forth in Section 2.17.2.

“Affected Loans” has the meaning set forth in Section 2.17.2.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agreement” means this Credit Agreement (including all schedules and exhibits hereto), as it may be further amended or modified and in effect from time to time.

“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements recommended by the NAIC to be used for filing annual statutory financial statements and shall contain the type of information recommended by the NAIC to be disclosed therein, together with all exhibits or schedules filed therewith.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act of 2010 and all other laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or anti-corruption.

“Applicable Margin” means the rates per annum set forth opposite the appropriate test in the pricing grid below:

Applicable Rating of the Borrower	Base Rate Loans in Basis Points		Adjusted LIBOR Rate Loans in Basis Points
Greater than or equal to A or A2	0.0	bps	87.5	bps
Greater than or equal to A- or A3	0.0	bps	100.0	bps
Greater than or equal to BBB+ or Baa1	12.5	bps	112.5	bps
Greater than or equal to BBB or Baa2	37.5	bps	137.5	bps
Less than BBB and Baa2 or no Applicable Rating	62.5	bps	162.5	bps

Upon any change in the Applicable Rating, the Applicable Margin shall be adjusted effective upon the date of any such change in the Applicable Rating.  As of the date of this Agreement, the Borrower is currently rated A- by S&P and Baa1 by Moody’s and the Applicable LIBOR Rate Margin is therefore 100.0 basis points.

“Applicable Moody’s Rating” means the highest long-term senior, unsecured, non-credit enhanced, monitored credit rating of the Borrower that is published by Moody’s.

“Applicable Rating” means the Applicable S&P Rating or the Applicable Moody’s Rating; provided that, if the Borrower has an Applicable S&P Rating and an Applicable Moody’s Rating, the Applicable Rating shall be the higher of the two, unless the two are separated by more than one level, in which case the Applicable Rating shall be that at the level immediately below the higher of the two levels.

“Applicable Reserve Requirement” means, at any time, for any Adjusted LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board, as in effect from time to time) under regulations issued from time to time by the Board or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Adjusted LIBOR Rate Loans.  An Adjusted LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements.  The rate of interest on Adjusted LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Applicable S&P Rating” means the highest long-term senior, unsecured, non-credit enhanced, monitored credit rating of the Borrower that is published by S&P.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Article” means an article of this Agreement.

“Assignment and Assumption” means the assignment and assumption agreement entered into by a Lender and an Eligible Assignee with all required consents and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer, any Executive Vice President or any Senior Vice President of the Borrower, acting singly.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, or any similar federal or state law for the relief of debtors.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of one percent (0.5%) and (iii) the LIBOR Index Rate in effect on such day plus one percent (1.0%).  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate, respectively. Notwithstanding anything contained herein to the contrary, the Base Rate shall not be less than zero.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” to which Section 4975 of the Internal Revenue Code applies or (c) any Person whose underlying assets include “plan assets” of any such “employee benefit plan” or “plan” within the meaning of 29 CFR 2510.3-101 as modified by Section 3(42) of ERISA.

“Board” means the Board of Governors of the US Federal Reserve System (or any successor thereto).

“Borrower” has the meaning set forth in the preamble.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Alabama or New York or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any Adjusted LIBOR Rate Loans (and in the case of determinations, the LIBOR Index Rate), the term “Business Day” means any day which is a Business Day described in subsection (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Management Bank” means any Person that is a Lender or any Affiliate of a Lender at the time it provides any Cash Management Services, or that is a Lender or an Affiliate of Lender at any time after it has provided any Cash Management Services.

“Cash Management Obligations” means obligations owed by the Borrower to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means any one or more of the following types of services or facilities provided to the Borrower by a Cash Management Bank:  (a) ACH transactions and (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services.

“Change in Control” means Dai-ichi or one of its direct or indirect wholly-owned subsidiaries shall cease to own and control, of record and beneficially, directly less than a majority of the outstanding Equity Interests of the Borrower.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (z) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a Governmental Authority’s assessment thereof shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means May 31, 2019.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, with respect to any Lender, such Lender’s Term Loan Commitment.

“Communications” means any notice, demand, communication, document or other material that the Borrower delivers to the Administrative Agent in connection with any Credit Document or the transactions contemplated thereby which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 10.1, including the Platform.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capitalization” means, at any date of determination, the sum of (i) Adjusted Consolidated Net Worth as at such date plus (ii) Adjusted Consolidated Indebtedness as at such time.

“Consolidated Indebtedness” means the Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income of the Borrower and its Subsidiaries for such period, as shown on the consolidated financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 5.1.

“Consolidated Net Worth” means, at any date of determination, the amount of consolidated common shareholders’ equity of the Borrower and its Subsidiaries, determined as at such date in accordance with GAAP.

“Consolidated Subsidiary” means, a Subsidiary, the accounts of which are customarily consolidated with those of the Borrower for the purpose of reporting to stockholders of the Borrower or, in the case of a recently acquired Subsidiary, the accounts of which would, in accordance with the Borrower’s regular practice, be so consolidated for that purpose.

“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit C.

“Credit Documents” means, collectively, each writing delivered at any time by the Borrower to the Lenders or the Administrative Agent relating to the Loans.

“Credit Extension” means the making of the Term Loans or the conversion or continuation of any Loan, as applicable.

“Dai-ichi” means Dai-ichi Life Holdings, Inc., a corporation organized under the laws of Japan (formerly known as The Dai-ichi Life Insurance Company, Limited).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the US or other applicable jurisdictions in effect from time to time.

“Default” means an event described in Article VI.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than Adjusted LIBOR Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate), the Base Rate plus the Applicable Margin, if any, applicable to such Loans plus two percent (2%) per annum and (b) with respect to Adjusted LIBOR Rate Loans, the Adjusted LIBOR Rate plus the Applicable Margin, if any, applicable to Adjusted LIBOR Rate Loans plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.16.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16.2) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Dollars” or “$” means dollars of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.2 subject to any consents and representations as may be required therein.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person that is a member of the Borrower’s controlled group, or under common control with the Borrower within the meaning of Section 414 of the Code.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in material liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability pursuant to Section 4062(a) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, each case reasonably likely to result in material liability; (vii) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if such withdrawal is reasonably likely to result in material liability, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4241 or 4245 of ERISA, or that it is in “critical” or “endangered” status within the meaning of Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such insolvency or termination is reasonably likely to result in material liability; (viii) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan if such fines, penalties, taxes or related charges are reasonably likely to result in material liability; (ix) the assertion of a material claim (other than routine claims for benefits and funding obligations in the ordinary course) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against any Person in connection with any Pension Plan such Person sponsors or maintains reasonably likely to result in material liability; (x) receipt from the Internal Revenue Service of a final written determination of the failure of any Pension Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA or any violation of Section 436 of the Internal Revenue Code or Section 206(g) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on, determined by reference to, or measured by, net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having an office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20.2) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19.6 and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Mizuho Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated April 29, 2019 between the Borrower and Mizuho Bank.

“Foreign Lender” means any Lender that is not a US Person.

“Fund” means any Person (other than a natural Person) that makes, purchases, holds or otherwise invests in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means the date set forth in the Funding Notice on which the Term Loans will be borrowed.

“Funding Notice” means a notice substantially in the form of Exhibit D.

“GAAP” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.1.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing)).

“Guaranteed Obligations” of a Person means all guaranties, endorsements, assumptions and other contingent obligations with respect to, or to purchase or to otherwise pay or acquire, Indebtedness of others.

“Hedge Agreement” means any agreement now existing or hereafter entered into, which provides for an interest rate or commodity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, equity swap, cross-currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the Borrower’s exposure to fluctuations in interest rates, currency valuations or commodity prices.

“Hedge Agreement Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Hedge Agreement with the Borrower and (b) any Lender on the Closing Date or Affiliate of such Lender that is party to a Hedge Agreement with the Borrower in existence on the Closing Date, in each case to the extent permitted hereunder.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, payable out of the proceeds or production from Property now or hereafter owned or acquired by such Persons, (iv) obligations evidenced by notes, acceptances or other similar debt instruments, (v) Capitalized Lease Obligations, (vi) obligations for reimbursement of drafts drawn or available to be drawn under letters of credit, (vii) Synthetic Lease Obligations, and (viii) Guaranteed Obligations.  It is understood and agreed, for the avoidance of doubt, that (a) annuities, guaranteed investment contracts, funding agreements, Federal Home Loan Bank advances and similar instruments and agreements, (b) obligations (including without limitation trust obligations) under reinsurance, coinsurance, modified coinsurance agreements or similar agreements and related trust agreements, and (c) obligations and liabilities arising under insurance products created or entered into in the normal course of business shall not constitute “Indebtedness”.  Notwithstanding the foregoing, Indebtedness of the Borrower and its Subsidiaries shall not include:  (1) the following obligations issued in connection with the funding or financing of statutory reserves and with respect to which the Borrower has no obligation to repay:  (A) Surplus Notes or other obligations of the Borrower or any Subsidiaries of the Borrower (“Reserve Financing Notes”), (B) any securities backed by such Reserve Financing Notes, (C) letters of credit issued for the account of Subsidiaries of the Borrower that are not issued under this Agreement, (D) any guarantees by the issuers of the obligations described in (A), (B) and (C) above, and (E) any guarantee of a parent of the obligations of a Subsidiary in connection with any such funding or financing of statutory reserves, including guarantees of the obligations described in (A) and (B) above, provided that any such guarantee is either approved or not disapproved, as the case may be, by the applicable Governmental Authority; (2) the sale and issuance of $800 million of senior notes of the Borrower during the fourth quarter of 2009, the proceeds of which were used to purchase Reserve Financing Notes in connection with the funding of statutory reserves, including any refinancing thereof from time to time, and any subsequent reserve financing transaction for which the Borrower will receive approval from the Required Lenders to exclude from this definition of Indebtedness; (3) any Short-Term Indebtedness incurred for the pre-funding of anticipated policy obligations or anticipated investment cash flow; (4) obligations that are not otherwise included in items (i) through (viii) of the definition of Indebtedness, but which would be classified as a liability on the Borrower’s financial statements only by reason of FASB ASC 810 or a subsequent accounting pronouncement having a substantially similar impact so long as such obligations remain nonrecourse; (5) any indebtedness of a separate account maintained by a Subsidiary for which there is no recourse to the Borrower; or (6) any indebtedness consisting of Cash Management Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA.

“Insurance Subsidiary” means any Subsidiary that is engaged in the insurance business.

“Interest Rate Determination Date” means the date of determination of the Base Rate (including the determination of the LIBOR Index Rate) or the Adjusted LIBOR Rate, as applicable, as set forth in the Funding Notice or the Conversion/Continuation Notice, as the case may be.

“Interest Payment Date” means with respect to (a) any Base Rate Loan, the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and the Maturity Date and (b) any Adjusted LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with an Adjusted LIBOR Rate Loan, an interest period of one (1), two (2), three (3) or six (6) months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Funding Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Maturity Date.

“Law” or “Laws” means all applicable constitutional provisions, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, and requirements of all Governmental Authorities.

“Lead Arranger” means Mizuho Bank, in its capacity as sole lead arranger.

“Lender” means (a) Mizuho Bank in its capacity as a Lender and each Person listed on the signature pages hereto and identified as a Lender and (b) each Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBOR” means the London Interbank Offered Rate.

“LIBOR Index Rate” means, for any interest rate calculation with respect to a Base Rate Loan on any date, (a) the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the LIBOR or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for deposits (for delivery on the first day of such one month period) with a term of one month commencing that day in Dollars, determined two Business Days prior to such date as of approximately 11:00 a.m. (London, England time) on such day, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average settlement rate for deposits (for delivery on the first day of such period) with a term of one month in Dollars, determined two (2) Business Days prior to such date as of approximately 11:00 a.m. (London, England time) on such day, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant one month period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Base Rate Loan of Mizuho Bank or any other Lender selected by the Administrative Agent, for which the LIBOR Index Rate is then being determined with maturities comparable to such one month period as of approximately 11:00 a.m. (London, England time).  Notwithstanding anything contained herein to the contrary, the LIBOR Index Rate shall not be less than zero.

“LIBOR Index Rate Loan” means Base Rate Loans bearing interest based on the LIBOR Index Rate.

“LIBOR Loan” means Adjusted LIBOR Rate Loans or LIBOR Index Rate Loans, as applicable.

“LIBOR Replacement Rate” has the meaning set forth in Section 2.17.8.

“LIBOR Scheduled Unavailability Date” has the meaning set forth in Section 2.17.8.

“License” means any license, certificate of authority, permit or other authorization required to be obtained from a Governmental Authority in connection with the operation, ownership or transaction of the insurance business.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).  Notwithstanding the foregoing, a Lien shall not include any such agreement or arrangement with respect to:  (1) the following obligations issued in connection with the funding or financing of statutory reserves and with respect to which the Borrower has no obligation to repay (including, for the avoidance of doubt, Liens in respect of the surplus accounts of any Subsidiaries in connection therewith):  (A) Reserve Financing Notes, (B) any securities backed by such Reserve Financing Notes, (C) letters of credit issued for the account of Subsidiaries of the Borrower that are not issued under this Agreement, (D) any guarantees by the issuers of the obligations described in (A), (B) and (C) above, and (E) any guarantee of a parent of the obligations of a Subsidiary in connection with any such funding or financing of statutory reserves, including guarantees of the obligations described in (A) and (B) above, provided that any such guarantee is either approved or not disapproved, as the case may be, by the applicable Governmental Authority; (2) the sale and issuance of $800 million of senior notes of the Borrower during the fourth quarter of 2009, the proceeds of which were used to purchase Reserve Financing Notes in connection with the funding of statutory reserves, including any refinancing thereof from time to time, and any subsequent reserve financing transaction for which the Borrower will receive approval from the Required Lenders to exclude from the definition of Indebtedness; (3) any Short-Term Indebtedness incurred for the pre-funding of anticipated policy obligations or anticipated investment cash flow; (4) obligations that are not otherwise included in items (i) through (viii) of the definition of Indebtedness, but which would be classified as a liability on the Borrower’s financial statements only by reason of FASB ASC 810 or a subsequent accounting pronouncement having a substantially similar impact so long as such obligations remain nonrecourse; (5) any indebtedness of a separate account maintained by a Subsidiary for which there is no recourse to the Borrower; (6) Cash Management Obligations; and (7) Hedge Agreements.

“Loans” means the Term Loans.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Credit Documents or (iii) the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Maturity Date” means May 31, 2024.

“Maximum Lawful Amount” means the maximum lawful amount of interest, loan charges or other charges that may be assessed under New York law or, if higher, under applicable federal law.

“Mizuho Bank” means Mizuho Bank, Ltd., and its successors and assigns.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and with respect to which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4049 of ERISA in the event such plan has been or were to be terminated.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissions and similar Governmental Authorities of the various states of the United States of America toward the promotion of uniformity in the practices of such Governmental Authorities.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders pursuant to the terms of Section 10.3.2 and (b) has received the approval of the Required Lenders.

“Non-Defaulting Lender” at any time, means each Lender that is not a Defaulting Lender at such time.

“Notes” means any or all of the Term Loan Notes.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means, without duplication, the obligation of the Borrower to the Lenders to repay the Loans, interest, any fees and all other obligations of the Borrower to the Lenders and to the Administrative Agent under this Agreement and the other Credit Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” with respect to any Recipient, means Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing the Tax (other than a connection arising from the execution, delivery or enforcement of, or performance under, or receipt of payments under any Credit Document, or from the sale or assignment of an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court, recording, filing, intangible, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement or any other Credit Document (other than Excluded Taxes and Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20.2)).

“Outstanding Amount” means with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to the borrowing of the Term Loans and prepayments or repayments of the Term Loans occurring on such date.

“Participant” has the meaning set forth in Section 9.4.1.

“Participant Register” has the meaning set forth in Section 9.4.4.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any of its ERISA Affiliates or with respect to which the Borrower or any of its ERISA Affiliates previously sponsored, maintained or contributed to, or was required to contribute to, and still has liability.

“Permitted Liens” means any of the following:

(a)                                 Liens existing on the Closing Date securing Indebtedness outstanding on February 2, 2015 and Liens set forth on Exhibit F;

(b)                                 any Lien existing on any asset of (i) corporation or partnership at the time such corporation or such partnership becomes a Consolidated Subsidiary of the Borrower, or (ii) Subsidiary at the time it becomes a Subsidiary, and in either case not created in contemplation of such event;

(c)                                  any Lien on any asset securing Indebtedness incurred for the purposes of financing all or any part of the cost of constructing such asset, provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the completion of construction thereof;

(d)                                 any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or its Subsidiaries and not created in contemplation of such event;

(e)                                  any Lien existing on any asset prior to the acquisition thereof by the Borrower or another Subsidiary of the Borrower and not created in contemplation of such acquisition;

(f)                                   Liens securing Indebtedness owing by any Subsidiary to the Borrower;

(g)                                  Any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this subsection (ii) provided that (i) such Indebtedness is not secured by any additional assets, and (ii) the amount of such Indebtedness secured by any such Lien is not increased;

(h)                                 Liens incidental to the conduct of the business of the Borrower or any of its Subsidiaries or the ownership of their respective assets which (i) do not secure Indebtedness and (ii) do not in the aggregate materially detract from the value of their respective assets or materially impair the use thereof in the operation of their respective businesses;

(i)                                     Any Lien on margin stock (as defined in Regulation U);

(j)                                    Liens for impositions or taxes either not yet delinquent or which are being contested in good faith by appropriate proceedings;

(k)                                 Liens not securing Indebtedness which are created by or relate to any legal proceedings which at the time are being contested in good faith by appropriate proceedings;

(l)                                     Any other statutory or inchoate Lien securing amounts other than Indebtedness which are not delinquent;

(m)                             Liens securing purchase money debt, or Indebtedness arising under Capitalized Leases; provided, however, that in each case any such Lien attaches only to the specific item(s) or property or asset(s) financed with such purchase money debt or Capitalized Lease; and

(n)                                 Liens not otherwise permitted by the foregoing paragraphs of this subsection (ii) securing Indebtedness and other obligations in an aggregate principal amount at any time outstanding not to exceed 15% of Adjusted Consolidated Net Worth.

“Person” (whether or not capitalized) means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government, limited liability company, governmental agency or political subdivision thereof or other governmental authority, or any other form of entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning set forth in Section 10.1.4.

“PLICO” means Protective Life Insurance Company, a Tennessee corporation, and its successors and permitted assigns.

“Prime Rate” shall be that rate established by the Administrative Agent from time to time as its reference rate for short-term commercial loans in Dollars to domestic corporate borrowers and is one of several interest rate bases used by the Administrative Agent.  The Lenders and the Administrative Agent lend at rates both above and below the Administrative Agent’s Prime Rate and the Borrower acknowledges that the Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by any Lender or Administrative Agent.

“Principal Office” means, for the Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Borrower and each Lender.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Rating Agencies” means S&P and Moody’s, as applicable.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning set forth in Section 9.3.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulatory Change” means on or after the Closing Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof.

“Related Parties” with respect to any Person, means such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.

“Removal Effective Date” has the meaning set forth in Section 8.6.2.

“Required Lenders” means, as of any date of determination, the Lenders holding, in the aggregate, more than fifty percent (50%) of the outstanding Loans; provided that the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning set forth in Section 8.6.1.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Corporation, together with its successors.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a person or entity resident in or determined to be resident in a country or territory, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC or any other similar list maintained by OFAC which is applicable to the Borrower or its Subsidiaries.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) from time to time in the jurisdiction of incorporation of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Short-Term Indebtedness” means all indebtedness that by its terms matures within one year from and that is not renewable at the option of the obligor to a date later than one year after, the date such indebtedness was incurred.  Any indebtedness which is extended or renewed (other than pursuant to the option of the obligor) shall be deemed to have been incurred at the date of such extension or renewal.

“Significant Insurance Subsidiary” means any Significant Subsidiary that is an Insurance Subsidiary.

“Significant Subsidiary” means any Subsidiary which meets or exceeds any of the following conditions:

(1)                                 The Borrower and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10 percent of the total assets of the Borrower and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(2)                                 The Borrower’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Borrower and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(3)                                 The Borrower’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10 percent of such income of the Borrower and its Subsidiaries consolidated for the most recently completed fiscal year.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower or an ERISA Affiliate and no Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and with respect to which the Borrower or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Site” means certain real property located in Birmingham, Alabama which generally comprises a building, related parking deck, and related furniture, equipment, fixtures and other improvements, located at 2801 Highway 280 South, Birmingham, Alabama 35223.

“Solvent” with respect to any Person as of any date of determination, means that on such date, (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of the such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.  A separate account established pursuant to SAP or any applicable insurance regulatory requirement shall be deemed not to be a Subsidiary.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property that (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Surplus Note” means a promissory note executed by an Insurance Subsidiary of the type generally described in the insurance industry as a “surplus note”, the principal amount of which an insurance regulator permits the issuer to record as an addition to capital and surplus rather than as a liability in accordance with SAP.

“Synthetic Lease Obligations” of a Person means the amount of the obligations of such Person under any lease that would not be shown as a liability, but would be treated as an operating lease, in accordance with GAAP, but which arise under a transaction in which the property subject to such lease is owned by the lessee for the purposes of the Code.

“Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund its portion of the Term Loans on the Closing Date as set forth on Appendix A. The aggregate principal amount of the Term Loan Commitments of all Lenders as in effect on the Closing Date is Six Hundred Million Dollars ($600,000,000).

“Term Loan Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s principal amount of outstanding Loans and the denominator of which is the aggregate amount of all outstanding Loans.

“Term Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.1.1 and “Term Loan” means any portion thereof.

“Term Loan Note” means a promissory note in the form of Exhibit 2.5.2A, as it may be amended, supplemented or otherwise modified from time to time.

“Type” means a Base Rate Loan or a LIBOR Loan.

“Unmatured Default” means an event that, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“United States” or “U.S.” means the United States of America.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.19.6(b)(ii)(3).

“Wholly-Owned Subsidiary” means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Borrower or one or more Wholly-Owned Subsidiaries of the Borrower, or by the Borrower and one or more Wholly-Owned Subsidiaries of the Borrower, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.                            Rules of Interpretation.

1.2.1.                            Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Sections, Exhibits, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Appendices and Schedules to, the Credit Document in which such references appear, (v) any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.2.2.                            Computations of Time Periods.  Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

1.2.3.                            Document Preparation.  This Agreement, the Fee Letter and the other Credit Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower, and are the product of discussions and negotiations among all parties.  Accordingly, this Agreement and the other Credit Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

1.2.4.                            Time.  Unless otherwise indicated, all references to a specific time shall be construed to Central Standard Time or Central Daylight Savings Time, as the case may be.  Unless otherwise expressly provided herein, all references to dollar amounts and “$” shall mean Dollars.

1.3.                            Computations: Accounting Principles.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, such determination or calculation, to the extent applicable and except as otherwise specified in this Agreement, shall be made in accordance with GAAP or SAP.  If a change in GAAP or SAP after the date of this Agreement would require a change affecting the calculation of any requirement under this Agreement, then the Administrative Agent and the Borrower shall negotiate in good faith for the amendment of the affected requirements (which amendment shall be subject to the approval of the Required Lenders as provided for in Section 10.3.1); provided, however, until and unless such an amendment is agreed upon, the requirements of this Agreement shall remain as written and compliance therewith shall be determined according to GAAP or SAP, as applicable, in effect prior to the change.

ARTICLE II

CREDIT EXTENSIONS

2.1.                            Term Loans.

2.1.1.                            Making of the Term Loans.  On any Business Day between the Closing Date through and including November 1, 2019, subject to the terms and conditions hereof (including, but not limited to, Section 3.2) each Lender severally agrees to make its portion of the Term Loans to the Borrower in Dollars in an aggregate amount up to but not exceeding such Lender’s Term Loan Commitment.  Once repaid, Term Loans cannot be reborrowed.  The Term Loans may consist of Base Rate Loans, Adjusted LIBOR Rate Loans, or a combination thereof, as the Borrower may request.  Each Lender’s Term Loan Commitment shall expire on the earlier of the Funding Date and November 1, 2019. For avoidance of doubt, there can only be one borrowing of the Term Loans.

2.1.2.                            Borrowing Mechanics for the Term Loans.

The Borrower shall deliver to the Administrative Agent a fully executed and delivered Funding Notice no later than (x) 12:00 p.m. at least three (3) Business Days in advance of the Funding Date in the case of an Adjusted LIBOR Rate Loan and (y) 12:00 p.m. at least one (1) Business Day in advance of the Funding Date in the case of a Loan that is a Base Rate Loan.

(b)                                 Notice of receipt of the Funding Notice, together with the applicable interest rate, shall be provided by the Administrative Agent to each Lender with reasonable promptness.

(c)                                  Each Lender shall make its Term Loan Commitment Percentage of the Term Loans available to the Administrative Agent not later than 2:00 p.m. on the Funding Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Term Loans available to the Borrower on the Funding Date by causing an amount of same day funds in Dollars equal to the aggregate amount received by the Administrative Agent from the Lenders in connection with the Term Loans to be credited to the account of the Borrower at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by the Borrower.

2.1.3.                            [Reserved].

2.2.                            [Reserved].

2.3.                            [Reserved].

2.4.                            Pro Rata Shares; Availability of Funds.

2.4.1.                            Pro Rata Shares.  All Loans shall be made by the Lenders simultaneously and proportionately to their respective Term Loan Commitment Percentage of the Term Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make the Term Loans requested hereunder nor shall any Term Loan Commitment, or the portion of the aggregate outstanding principal amount of the Term Loans, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make the Term Loans requested hereunder.

2.4.2.                            [Reserved].

2.5.                            Evidence of Debt; Register; Lenders’ Books and Records; Notes.

2.5.1.                            Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrower’s obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.

2.5.2.                            Notes.  The Borrower shall execute and deliver to each (i) Lender on the Closing Date and (ii) Person who is a permitted assignee of such Lender pursuant to Section 9.2, in each case to the extent requested by such Person, a Note to evidence such Person’s portion of the Term Loans.

2.6.                            Scheduled Principal Payments.  The principal amount of the Term Loans, together with all other amounts then owing hereunder, is due and payable in full on the Maturity Date.

2.7.                            Interest on Loans.

2.7.1.                            Interest Rate.  Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)                                     if a Base Rate Loan (including a Base Rate Loan referencing the LIBOR Index Rate), the Base Rate plus the Applicable Margin; or

(ii)                                  if an Adjusted LIBOR Rate Loan, the Adjusted LIBOR Rate plus the Applicable Margin.

2.7.2.                            Determination of Interest Rate.  The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Adjusted LIBOR Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (a) if such Loan is an Adjusted LIBOR Rate Loan, such Loan shall become a Base Rate Loan and (b) if such Loan is a Base Rate Loan, such Loan shall remain a Base Rate Loan.

2.7.3.                            Failure to Specify Rate.  In connection with Adjusted LIBOR Rate Loans, there shall be no more than five (5) Interest Periods outstanding at any time.  In the event the Borrower fails to specify between a Base Rate Loan or an Adjusted LIBOR Rate Loan in the Funding Notice or the applicable Conversion/Continuation Notice, such Loan (a) if outstanding as an Adjusted LIBOR Rate Loan, will be automatically continued as an Adjusted LIBOR Rate Loan, with an Interest Period of the same duration as the current Interest Period of the Loan being continued, on the last day of the then current Interest Period for such Loan, and (b) if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.  In the event the Borrower fails to specify an Interest Period for any Adjusted LIBOR Rate Loan in the applicable Funding Notice, the Borrower shall be deemed to have selected an Interest Period of one (1) month.  As soon as practicable after 9:00 a.m. on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the LIBOR Loans for which an interest rate is then being determined (and for the applicable Interest Period in the case of Adjusted LIBOR Rate Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

2.7.4.                            Calculation of Interest.  Interest payable pursuant to this Section 2.7 shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of principal or interest on such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded;

provided, if the principal amount of a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

2.7.5.                            Interest Payable in Arrears.  Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and accrued and unpaid interest shall be payable in arrears (a) on each Interest Payment Date applicable to that Loan; (b) upon any prepayment of that Loan (other than a voluntary prepayment of a Term Loan which interest shall be payable in accordance with clause (a) above), to the extent accrued on the amount being prepaid; and (c) on the Maturity Date.

2.7.6.                            [Reserved].

2.7.7.                            [Reserved].

2.8.                            Conversion/Continuation.

2.8.1.                            Options to Convert/Continue.  So long as no Unmatured Default or Default shall have occurred and then be continuing or would result therefrom, the Borrower shall have the option:

(a)                                 to convert at any time all or any part of the Term Loans equal to $500,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, an Adjusted LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such Adjusted LIBOR Rate Loan unless the Borrower shall pay all amounts due under Section 2.17.3 in connection with any such conversion; or

(b)                                 upon the expiration of any Interest Period applicable to any Adjusted LIBOR Rate Loan, to continue all or any portion of such Loan as an Adjusted LIBOR Rate Loan.

2.8.2.                            Conversion/Continuation Notice.  The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 12:00 p.m. at least three (3) Business Days in advance of the proposed Conversion/Continuation Date (except for any conversion from an Adjusted LIBOR Rate Loan to a Base Rate Loan, which shall be no later than 12:00 p.m. at least one (1) Business Day in advance of the proposed Conversion/Continuation Date).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.9.                            Default Rate of Interest.

2.9.1.                            Principal Due.  If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

2.9.2.                            Other Amounts Due.  If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

2.9.3.                            Bankruptcy Defaults.  During the continuance of a Default under Section 6.6 or Section 6.7, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

2.9.4.                            Other Defaults.  During the continuance of a Default other than a Default under Section 6.6 or Section 6.7, the Borrower shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

2.9.5.                            Past Due Amounts.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

2.9.6.                            No Permitted Alternative.  In the case of any Adjusted LIBOR Rate Loan, upon the expiration of the Interest Period in effect at the time the Default Rate is effective, each such Adjusted LIBOR Rate Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the Default Rate then in effect for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.10.                     Fees.  The Borrower shall pay to the Lead Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except to the extent set forth in the Fee Letter.

2.11.                     Prepayments/Commitment Reductions.

2.11.1.                     Voluntary Prepayments.

(a)                                 Any time and from time to time, the Loans may be repaid in whole or in part without premium or penalty (subject to Section 2.17):

(i)                                     with respect to Base Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate), the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, or, if less, the full Outstanding Amount thereof; and

(ii)                                  with respect to Adjusted LIBOR Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17.3) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, or, if less, the full Outstanding Amount thereof.

(b)                                 All such prepayments shall be made:

(i)                                     upon written or telephonic notice on or before the date of prepayment in the case of Base Rate Loans; and

(ii)                                  upon not less than three (3) Business Days’ prior written or telephonic notice in the case of Adjusted LIBOR Rate Loans;

in each case given to the Administrative Agent, by 10:00 a.m. on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for a Credit Extension by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein, unless such notice is cancelled or revoked by the Borrower no later than one (1) Business Day prior to such prepayment date.  Any such voluntary prepayment shall be applied as specified in Section 2.12.1.

2.11.2.                     Voluntary Commitment Reductions.

(a)                                 The Borrower may, from time to time upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part the Term Loan Commitments (ratably among the Lenders in accordance with their respective Term Loan Commitment Percentage); provided, any such partial reduction of the Term Loan Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)                                 The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Term Loan Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Term Loan Commitments of each Lender proportionately to its Term Loan Commitment Percentage thereof, unless such notice is cancelled or revoked by the Borrower no later than one (1) Business Day prior to such termination or reduction date.

2.12.                     Application of Prepayments.  Within each Loan, prepayments will be applied first to Base Rate Loans, then to LIBOR Loans in direct order of Interest Period maturities.  In addition:

2.12.1.                     Voluntary Prepayments.  Voluntary prepayments will be applied as specified by the Borrower.

2.12.2.                     [Reserved].

2.12.3.                     Payment to Lenders.  Prepayments on the Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be applied as provided in Section 2.16.1 hereof).

2.13.                     General Provisions Regarding Payments.

2.13.1.                     Auto Debit.  All payments by the Borrower of principal, interest, fees and other Obligations hereunder or under any other Credit Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition.  The Administrative Agent shall, and the Borrower hereby authorizes the Administrative Agent to, debit a deposit account of the Borrower or any of its Subsidiaries held with the Administrative Agent or any of its Affiliates and designated for such purpose by the Borrower or such Subsidiary in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or under any other Credit Document (subject to sufficient funds being available in its accounts for that purpose).

2.13.2.                     Time for Payments.  In the event that the Administrative Agent is unable to debit a deposit account of the Borrower or any of its Subsidiaries held with the Administrative Agent or any of its Affiliates in accordance with Section 2.13.1 in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or any other Credit Document (including because insufficient funds are available in its accounts for that purpose), payments hereunder and under any other Credit Document shall be delivered to the Administrative Agent, for the account of the Lenders, not later than 1:00 p.m. on the date due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to an account designated by the Administrative Agent (or at such other location as may be designated in writing by the Administrative Agent from time to time); for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day.

2.13.3.                     Payments Applied to Interest First.  All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

2.13.4.                     Distributions to Lenders.  The Administrative Agent shall promptly remit to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent; provided that in the event payments received by the Administrative Agent by 1:00 p.m. at the Administrative Agent’s Principal Office with respect to any Loan are not remitted to Lenders by the end of the next Business Day, the Administrative Agent shall pay Lenders the Federal Funds Rate for each day with respect to the amount of such payments not so timely remitted.

2.13.5.                     Affected Lender’s Payments.  Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its pro rata share of any Adjusted LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

2.13.6.                     Payment Date Not on Business Day.  Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder; provided that there shall be no duplicative accrual of interest on the principal amount of any Obligation.

2.13.7.                     Non-conforming Payments.  The Administrative Agent may, but shall not be obligated to, deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 1:00 p.m. to be a non conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (a) the time such funds become available funds, and (b) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non conforming.  Any non conforming payment may constitute a Default in accordance with the terms of Section 6.1.  Interest shall continue to accrue on any principal as to which a non conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate (unless otherwise provided by the Required Lenders) from the date such amount was due and payable until the date such amount is paid in full.

2.14.                     Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or obligations hereunder to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.15.                     [Reserved].

2.16.                     Defaulting Lenders.

2.16.1.                     Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)                                 Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.3.1(c).

(b)                                 Any payment of principal, interest or other amount received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.27), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Unmatured Default or Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.16.2.                     Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in good faith in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Term Loan Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16.3.                     [Reserved].

2.16.4.                     Qualified Counterparties.  So long as any Lender is a Defaulting Lender, such Lender shall not be a Hedge Agreement Bank with respect to any Hedge Agreement entered into while such Lender was a Defaulting Lender.

2.17.                     Making or Maintaining LIBOR Loans.

2.17.1.                     Inability to Determine Applicable Interest Rate.  In the event that (i) the Administrative Agent shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loans, that reasonable and adequate means do not exist for ascertaining the interest rate applicable to such LIBOR Loans on the basis provided for in the definition of Adjusted LIBOR Rate or LIBOR Index Rate, as applicable, or (ii) the LIBOR Scheduled Unavailability Date has occurred and a LIBOR Replacement Rate has not been implemented pursuant to Section 2.17.8, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (a) no Loans may be made as, or converted to, LIBOR Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, provided that there shall be no effect on the availability of Base Rate Loans, which shall continue to be available but without reference to the LIBOR Index Rate component of the Base Rate, and (b) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower and such Loans shall be automatically made or continued as, or converted to, as applicable, Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate.

2.17.2.                     Illegality or Impracticability of LIBOR Loans.  In the event that on any date any Lender shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (a) has become unlawful as a result of compliance by such Lender in good faith with any Law (or would conflict with any treaty, governmental rule, regulation, guideline or order not having the force of Law even though the failure to comply therewith would not be unlawful), or (b) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender).  Thereafter (i) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (ii) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan without reference to the LIBOR Index Rate component of the Base Rate, (iii) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (iv) the Affected Loans shall automatically convert into Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.17.1, to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.17.2 shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.

2.17.3.                     Compensation for Breakage or Non Commencement of Interest Periods.  The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Adjusted LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender sustains:  (a) if for any reason (other than a default by such Lender) a borrowing of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (b) if any prepayment or other principal payment of, or any conversion of, any of its Adjusted LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 2.20.2; or (c) if any prepayment of any of its Adjusted LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

2.17.4.                     Booking of LIBOR Loans.  Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender; provided that any such action does not result in any increased costs to the Borrower under this Section 2.17 or otherwise.

2.17.5.                     Assumptions Concerning Funding of Adjusted LIBOR Rate Loans.  Calculation of the maximum amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant Adjusted LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such Adjusted LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided, however, each Lender may fund each of its Adjusted LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating the maximum amounts payable under this Section 2.17 and under Section 2.18.

2.17.6.                     Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in Section 2.17.3, and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error.  In the absence of any such manifest error, the Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

2.17.7.                     Delay in Requests.  The Borrower shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than six (6) months prior to the date that such Lender delivers to the Borrower the certificate referenced in Section 2.17.6.

2.17.8              LIBOR Replacement Rate.  Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, but without limiting Sections 2.17.1 and 2.17.2 above, if the Administrative Agent shall have reasonably determined, or the Borrower or Required Lenders notify the Administrative Agent (with in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) shall have reasonably determined, that (i) the circumstances described in Section 2.17.1(i) have arisen and that such circumstances are unlikely to be temporary, (ii) the supervisors for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the applicable currency (such specific date, the “LIBOR Scheduled Unavailability Date”) or (iii) syndicated credit facilities among national and/or regional banks active in leading and participating in such facilities currently being executed, or that include language similar to that contained in this Section 2.17.8, are being executed or amended (as applicable) to incorporate or adopt a new interest rate to replace LIBOR for determining interest rates for loans in the applicable currency, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate rate of interest, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative rates of interest (any such proposed rate, a “LIBOR Replacement Rate”), and make such other related changes to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.17.8 (provided, that any definition of the LIBOR Replacement Rate shall specify that in no event shall such LIBOR Replacement Rate be less than zero for purposes of this Agreement) and any such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have given notice of such proposed amendment to all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.  The LIBOR Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower in good faith (it being understood that any such modification to application by the Administrative Agent made as so determined shall not require the consent of, or consultation with, any of the Lenders).  For the avoidance of doubt, the parties hereto agree that unless and until a LIBOR Replacement Rate is determined and an amendment to this Agreement is entered into to effect the provisions of this Section 2.17.8, if the circumstances under clause (i) exist or the LIBOR Scheduled Unavailability Date has occurred and LIBOR is no longer used for determining interest rates for loans, the provisions of Section 2.17.1 shall apply.

2.18.                     Increased Costs.

2.18.1.                     Increased Costs Generally.  If any Change in Law shall:

(b)                                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(c)                                  subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(d)                                 impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that each Lender and other Recipient shall only exercise its rights under this Section 2.18.1 if and to the extent that it exercises any similar rights it may have under other similar transactions to which it is a party.

2.18.2.                     Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that each Lender shall only exercise its rights under this Section 2.18.2 if and to the extent that it exercises any similar rights it may have under other similar transactions to which it is a party.

2.18.3.                     Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.18.1 and 2.18.2 and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error.  In the absence of any such manifest error, the Borrower shall pay such Lender, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

2.18.4.                     Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender delivers to the Borrower the certificate referenced in Section 2.18.3 and notifies the Borrower of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.19.                     Taxes.

2.19.1.                     FATCA.  For purposes of this Section 2.19, the term “applicable law” includes FATCA.

2.19.2.                     Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall to the extent permitted by applicable Law be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Law requires an applicable withholding agent to withhold or deduct any Tax (as determined in the good faith discretion of such withholding agent), then (A) the applicable withholding agent shall withhold or make such deductions as are determined by the applicable withholding agent to be required based upon the information and documentation it has received pursuant to Section 2.19.6 below, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made. For purposes of this Section 2.19, “withholding agent” means the Borrower or the Administrative Agent, as applicable.

2.19.3.                     Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 2.19.2 above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

2.19.4.                     Tax Indemnification.  (a)  Without limiting the provisions of Section 2.19.2 or 2.19.3 above, the Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(b)                                 Without limiting the provisions of Section 2.19.2 or 2.19.3, each Lender shall, and does hereby, indemnify (i) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not also indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) the Borrower and the Administrative Agent, as applicable, against any Taxes attributable to the failure to maintain a Participant Register, and (iii) the Borrower and the Administrative Agent, as applicable, against any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, and shall make payment in respect thereof within ten (10) Business Days after demand therefor.  A certificate as to the amount of any such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this subparagraph (b).  The agreements in this subparagraph (b) shall survive the resignation and/or replacement of, a Lender, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments hereunder and the repayment, satisfaction or discharge of all other Obligations.

2.19.5.                     Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section, the Borrower shall deliver to the Administrative Agent, or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

2.19.6.                     Status of Lenders; Tax Documentation.  (a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in subparagraphs (b)(i), (b)(ii) and (b)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, unless (x) the Borrower is required by applicable Law to provide such documentation to the applicable Governmental Authority or (y) such documentation or any information contained therein is reasonable necessary for the Borrower to comply with obligations imposed by applicable Law (including without limitation reporting and filing obligations).

(b)                                 Without limiting the generality of the foregoing,

(i)                                     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)                                  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (A) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit 2.19.6 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) executed originals of IRS Form W-8BEN-E; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)                              if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such

Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this subparagraph (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c)                                  The Administrative Agent shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower)

(i)                                     executed copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and

(ii)                                  executed copies of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations)

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

2.19.7.                     Treatment of Certain Refunds.  Unless required by applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the

Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.19.8.                     Survival.  Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.20.                     Mitigation Obligations; Designation of a Different Lending Office.

2.20.1.                     Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.18, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.19, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.20.2.                     Replacement of Lenders.  If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.20.1, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or any Lender gives notice of an inability to fund LIBOR Loans under Section 2.17.2, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.2), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or Section 2.19) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Article 9;

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Law; and

(e)                                  in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS PRECEDENT

3.1.                            Effectiveness.  This Agreement shall not be effective and the Lenders and the Administrative Agent shall not be required to enter into this Agreement unless the following conditions have been satisfied:

3.1.1.                            Credit Documents.  The Administrative Agent shall have received executed copies of (a) this Agreement, (b) a Note made by the Borrower payable to the order of each Lender in the principal amount of such Lenders’ Term Loan Commitment and (c) the remaining Credit Documents.

3.1.2.                            Charter Documents.  The Administrative Agent shall have received copies of articles of incorporation, certificate of organization or formation, or other like document for the Borrower certified as of a recent date by the appropriate Governmental Authority.

3.1.3.                            Organizational Documents Certificate. The Administrative Agent shall have received (i) copies of bylaws, operating agreement, partnership agreement or like document of the Borrower, (ii) copies of resolutions approving the transactions contemplated in connection with the financing and authorizing execution and delivery of the Credit Documents, and (iii) an incumbency certificate for the Borrower certified by an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent.

3.1.4.                            Certificate of Good Standing.  The Administrative Agent shall have received a certificate of good standing or existence, as applicable, dated no more than sixty (60) days prior to the Closing Date, issued as to the Borrower by the Secretary of State for the state of its incorporation.

3.1.5.                            Foreign Qualification.  The Administrative Agent shall have received, dated no more than sixty (60) days prior to the Closing Date, Certificates of Qualification issued by the Secretary of State for the state of Alabama.

3.1.6.                            Closing Certificate.  The Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, confirming, among other things, (A) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower, if any, in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein have been obtained and are in full force and effect, (B) no investigation or inquiry by any Governmental Authority regarding this Agreement and the other Credit Documents and the transactions contemplated herein and therein is ongoing, (C) since the date of the most-recent annual audited financial statements for the Borrower, there has been no event or circumstance which could be reasonably expected to have a Material Adverse Effect, (D) the most-recent annual audited financial statements were prepared in accordance with GAAP consistently applied, except as noted therein, and fairly presents in all material respects the financial condition and results from operations of the Borrower and its Subsidiaries, (E) the Borrower and its Subsidiaries, taken as a whole, are Solvent after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto and (F) the representations and warranties contained in Article IV are true and correct as of the Closing Date.

3.1.7.                            UCC Searches.  The Administrative Agent shall have received, dated no more than sixty (60) days prior to the Closing Date, UCC search reports on the Borrower from such jurisdictions and filing offices as the Lenders and the Administrative Agent may reasonably require.

3.1.8.                            Financial Information.  The Administrative Agent shall have received copies of (A) the unaudited, consolidated, internally prepared quarterly financial statements of the Borrower and its Subsidiaries, prepared in accordance with GAAP, for the fiscal quarter most recently ended prior to the Closing Date that has been filed by the Borrower with the Securities and Exchange Commission, (B) the audited, consolidated financial statements of the Borrower and its Subsidiaries, prepared in accordance with GAAP, for the fiscal year ending December 31, 2018 and (C) such other financial information as the Administrative Agent may reasonably request.

3.1.9.                            No Default.  A certificate, signed by the Chief Financial Officer or the Chief Accounting Officer of the Borrower, stating that as of the Closing Date no Default or Unmatured Default has occurred and is continuing.

3.1.10.                     Opinion.  A written opinion of the Borrower’s counsel, addressed to the Lenders, in form and substance satisfactory to the Administrative Agent.

3.1.11.                     KYC Information. (a) All documentation and other information reasonably requested, at least five (5) Business Days prior to the Closing Date, by any Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and (b) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

3.1.12.                     Other Documents.  Such other documents as the Administrative Agent or its counsel may have reasonably requested.

For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2.                            Funding Conditions.

3.2.1.                            Funding Notice; Funds Disbursement Instructions.  The Administrative Agent shall have received a (a) duly executed Funding Notice with respect to the borrowing of the Term Loans on the Funding Date in accordance with the terms of Section 2.1.2 and otherwise satisfying the requirements of this Section 3.2 and (b) duly executed disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Funding Date.

3.2.2.                            Officer Certificate.  The Administrative Agent shall have received a certificate, dated the Funding Date and signed by an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lender, confirming that, among other things, (a) all representations and warranties are true and correct as of the Funding Date, (ii) no Default or Unmatured Default has occurred and is continuing or would result from the borrowing of the Term Loans on the Funding Date and (c) the Borrower is in compliance with the financial covenants set forth in Sections 5.12 and 5.13, as of the  most recent fiscal quarter of the Borrower ending prior to the Funding Date, on a pro forma basis giving effect to the proposed borrowing of the Term Loans.

3.2.3.                            Acquisition Transactions.  The Administrative Agent shall have received evidence, including, if applicable, a certificate signed by an Authorized Officer of the Borrower, that (a) if the Funding Date occurs prior to the consummation of the Acquisition Transactions, all regulatory approvals in connection with the Acquisition Transactions have been obtained and the Acquisition Transactions will be consummated no later than one (1) Business Day after the Funding Date, or (b) if the Funding Date occurs after the Acquisition Transactions have been consummated, the Acquisition Transactions have been consummated.  ´

3.2.4.                            Funding of Fees/Expenses.  The Administrative Agent shall have received payment of all expenses and fees due in connection with the closing of this Agreement and the funding of the Term Loans in immediately available funds.

3.3.                            Conversions/Continuations.  The Lenders shall not be required to convert or continue any Loan, unless on the date of conversion or continuation:

3.3.1.                            No Default.  There exists no Default or Unmatured Default and no Default or Unmatured Default would result therefrom.

3.3.2.                            Warranties.  The representations and warranties contained in Article IV (other than Section 4.5) are true and correct as of such borrowing date or date of continuation, except for (i) those representations and warranties that were made as of a specified earlier date, which representations and warranties shall have been true and correct as of such earlier specified date, and (ii) changes in facts or circumstances that have previously been disclosed in writing to the Administrative Agent and the Lenders and do not constitute a Default or Unmatured Default that has not otherwise been waived or cured pursuant to the requirements set forth in this Agreement.

3.3.3.                            Covenants.  All covenants made in the Credit Documents must have been complied with and shall have been complied with taking into account the funding of the requested Loan, except for any non-compliance that does not constitute a Default or Unmatured Default that has not otherwise been waived or cured pursuant to the requirements set forth in this Agreement.

3.3.4.                            Conversion/Continuation Notice.  The Administrative Agent shall have received a fully executed and delivered a Continuation/Conversion Notice, together with the documentation and certifications required therein with respect thereto.  Any Lender may require a duly completed Compliance Certificate as a condition to converting or continuing a Loan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders and the Administrative Agent that:

4.1.                            Corporate Existence and Standing.  The Borrower and its Significant Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

4.2.                            Authorization and Validity.  The Borrower has the corporate power and authority and legal right to execute and deliver the Credit Documents and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Credit Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Credit Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

4.3.                            No Conflict; Government Consent.  Neither the execution and delivery by the Borrower of the Credit Documents, nor the consummation of the transactions provided for therein, nor compliance with the provisions thereof, will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Significant Subsidiaries or the Borrower’s or any of its Significant Subsidiaries’ certificate or articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Significant Subsidiaries are parties or are subject, or by which they, or their Property, are bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or any of its Significant Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, other than such violations, conflicts or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No order, consent, notice, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Credit Documents, except such as would not have a Material Adverse Effect.

4.4.                            Financial Statements.  The December 31, 2018 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

4.5.                            Material Adverse Change.  Since December 31, 2018, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Significant Subsidiaries which would have a Material Adverse Effect.

4.6.                            Taxes.  The Borrower and its Significant Subsidiaries have filed all United States federal tax returns and all other tax returns required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Significant Subsidiaries, except with respect to such tax returns or such taxes, if any, as are not material or are being contested in good faith and as to which, in the good faith judgment of the Borrower, adequate reserves have been provided.  The United States income tax returns of the Borrower and its Significant Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 2013.  To the best knowledge of the Borrower, no tax liens have been filed with respect to any such taxes.  The charges, accruals and reserves on the books of the Borrower and its Significant Subsidiaries with respect to any taxes or other governmental charges are adequate in the good faith judgment of the Borrower.

4.7.                            Litigation and Guaranteed Obligations.   Except as disclosed on Schedule 4.7 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened in writing against or affecting the Borrower or any of its Significant Subsidiaries which could reasonably be expected to have a Material Adverse Effect.  The Borrower has no material Guaranteed Obligations not provided for or disclosed in the financial statements referred to in Section 4.4.

4.8.                            List of Significant Subsidiaries.  Schedule 4.8 hereto contains an accurate list of all of the now existing Significant Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries.  All the issued and outstanding shares of capital stock of such Significant Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

4.9.                            ERISA.  Each Plan complies in all material respects with all applicable requirements of law and regulations, and no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.  No Insufficiency exists with respect to any Plan.  Neither the Borrower nor any ERISA Affiliate is required to contribute to or has ever had a liability to a Multiemployer Plan.  As of the Closing Date, neither the Borrower nor any of its Subsidiaries are, and will not be, a Benefit Plan.

4.10.                     Accuracy of Information.  No information, exhibit or report furnished by the Borrower or any of its Significant Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of, or compliance with, the Credit Documents contained any material misstatement of fact or purposely omitted to state a material fact.  As of the date hereof, the Borrower is not a “legal entity customer” within the meaning of 31 CFR 1010.230(2)(e).

4.11.                     Regulation U.  Neither the Borrower nor any Significant Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board).  No proceeds of any Loan will be used to purchase or carry any margin stock (within the meaning of Regulation U issued by the Board) in violation of applicable Law, including, without limitation, Regulation U issued by the Board.

4.12.                     Material Agreements.  Neither the Borrower nor any Significant Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction that could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Significant Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Significant Subsidiary is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument evidencing or governing Indebtedness.

4.13.                     Compliance With Laws.  The Borrower and its Significant Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority, having jurisdiction over the conduct of their respective businesses or the ownership of their respective

Property, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Significant Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

4.14.                     Investment Company Act.  Neither the Borrower nor any Significant Subsidiary thereof is subject to regulation as an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.15.                     Solvency.  The Borrower and each Significant Subsidiary is Solvent as of the date hereof and will remain Solvent upon the consummation of the transactions contemplated hereby.

4.16.                     Insurance Licenses.  Each Significant Insurance Subsidiary holds active Licenses, and is authorized to transact insurance business, in each jurisdiction wherein it transacts any insurance business except where failure to do so could not reasonably be expected to have a Material Adverse Effect.  No such License is the subject of a proceeding for suspension or revocation, there is no sustainable basis for such suspension or revocation, and to the Borrower’s knowledge no such suspension or revocation has been threatened by any Governmental Authority except where any such suspension or revocation could not reasonably be expected to have a Material Adverse Effect.

4.17.                     Ownership of Properties.  On the Closing Date, the Borrower and its Significant Subsidiaries have beneficial ownership of the property and assets reflected in the financial statements referred to in Section 4.4 as owned by them, free of all Liens other than Permitted Liens.

4.18.                     Anti-Terrorism Laws.

(a)                                 Neither the Borrower nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  To its knowledge, neither the Borrower nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  Neither the Borrower nor any of its Subsidiaries (i) is a blocked person described in Section 1 of Executive Order 13224 or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(b)                                 Neither the Borrower nor its Subsidiaries, nor to the knowledge of the Borrower based upon due diligence and personal background inquiries that are customarily performed by the Borrower in the ordinary course of business, any Affiliates that are owned indirectly or directly by the Borrower or its Subsidiaries is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(c)                                  Neither the Borrower nor its Subsidiaries, nor to the knowledge of the Borrower based upon due diligence and personal background inquiries that are customarily performed by the Borrower in the ordinary course of business, any Affiliates that are owned indirectly or directly by the Borrower or its Subsidiaries (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any of its assets located in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(d)                                 The Borrower and its Subsidiaries and, to the knowledge of the Borrower and its Subsidiaries, each of their respective directors, officers, employees and Affiliates, are in compliance with Anti-Corruption Laws in all material respects.  The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.  Neither the Borrower nor its respective Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or any of its Subsidiaries or to any other Person, in violation of any Anti-Corruption Law.  Neither the Borrower nor its Subsidiaries has used any part of the proceeds of any Credit Extensions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law.

(e)                                  To the extent applicable, the Borrower and its Subsidiaries are in compliance with the Patriot Act.

(f)                                   The Borrower is not an EEA Financial Institution.

4.19.                     Default.  No Unmatured Default or Default has occurred and is continuing.

ARTICLE V

COVENANTS

The Borrower covenants and agrees that until the Obligations shall have been paid in full in cash or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Borrower shall perform, and, where specifically required, shall cause each of its Subsidiaries (or specified type of Subsidiary) to perform, the covenants as set forth in this Article V.

5.1.                            Financial Reporting.  The Borrower will maintain, for itself and each Consolidated Subsidiary, a system of accounting established and administered in accordance with GAAP and (where applicable) SAP, and furnish to the Lenders:

(i)                                     Within the later of (x) ninety-five (95) days after the close of each of its fiscal years or (y) five (5) days after the date such information is filed with the Securities and Exchange Commission or other relevant Governmental Authority, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with GAAP (or, where applicable, SAP) on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and the Consolidated Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows (solely with respect to the consolidated statements).

(ii)                                  Within fifty (50) days after the close of each quarterly period of each of its fiscal years, for itself and the Consolidated Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss statements and a consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by the Chief Financial Officer, the Chief Accounting Officer, any Senior Vice President or Executive Vice President in the finance or accounting department.

(iii)                               Together with the financial statements required hereunder, a Compliance Certificate in substantially the form attached hereto at Exhibit B signed by the Chief Financial Officer, the Chief Accounting Officer, any Senior Vice President or Executive Vice President in the finance or accounting department of the Borrower showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv)                              In the event an Insufficiency exists, within 270 days after the close of each fiscal year, a statement of the Insufficiency with respect to each Plan, certified as correct by an actuary enrolled under ERISA.

(v)                                 Promptly upon the request of any of the Lenders, copies of all of the most recent material reports and notices in connection with Plans that the Borrower or any Significant Subsidiary is required to file under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor, or which the Borrower or any Significant Subsidiary receives from such Governmental Authorities.

(vi)                              As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Significant Subsidiaries are or may be liable to any Person as a result of the release by the Borrower, any of its Significant Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Significant Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vii)                           Upon the earlier of (a) fifteen (15) days after the regulatory filing date or (b) ninety (90) days after the close of each fiscal year of each Significant Insurance Subsidiary copies of the Annual Statement of each of the Significant Insurance Subsidiaries prepared on the NAIC annual statement blanks (or such other form as shall be required by the jurisdiction of incorporation of each such Significant Insurance Subsidiary), all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein with such prescribed or permitted practices as authorized by state regulatory authorities; and within fifteen (15) days after the regulatory filing date, copies of such Annual Statements certified by independent certified public accountants reasonably acceptable to the Lenders if such certification is so required by any Governmental Authority.

(viii)                        Promptly upon the filing thereof, copies of all Forms 10-Q and 10-K (other than earnings press releases or filings made with respect to guaranteed investment contracts, funding agreements and similar instruments and agreements) that the Borrower or any Significant Subsidiary files with the Securities and Exchange Commission and, upon request, any Forms A and B that any Significant Insurance Subsidiary files with any insurance commission or department or analogous Governmental Authority.

(ix)                              Promptly upon the Borrower’s receipt thereof, copies of reports, notices, or claims prepared by or on behalf of any Governmental Authority with respect to any adverse action or event that has resulted in the reduction by 10% or more in the capital and surplus of any Significant Insurance Subsidiary.

(x)                                 Promptly and in any event within ten (10) days after learning thereof, notification of any change after the Closing Date of any rating given (a) by S&P or Moody’s with respect to the Borrower or any Significant Subsidiary or (b) by A.M. Best & Co. with respect to any Significant Insurance Subsidiary.

(xi)                              Promptly notify the Administrative Agent and the Lenders of any issuance of equity by the Borrower, incurrence of Indebtedness in an amount in excess of $50,000,000, or disposition of tangible Property with a value in excess of $150,000,000.

(xii)                           Promptly notify the Administrative Agent and the Lenders of any material change in accounting or financial reporting practices (which may be accomplished by providing the information required in clauses (vii) and (viii) of this Section or otherwise).

(xiii)                        if any beneficial owners were identified in any Beneficial Ownership Certification delivered in accordance herewith (if any), promptly after acquiring knowledge thereof, notice to the Administrative Agent and the Lenders of any change in the information provided in such Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

(xiv)                       Such other information (including, without limitation, non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

5.2.                            Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of any Credit Extension (i) for general corporate and working capital purposes, and/or (ii) to pay transaction fees, costs and expenses related to this Agreement and the other Credit Documents, in each case not in contravention of applicable Laws or of any Credit Document.  The Borrower will not, nor will it permit any Subsidiary to, (i) use any of the proceeds of any Credit Extension to purchase or carry any “margin stock” (as defined in Regulation U) in violation of applicable Law, (ii) finance or refinance any (A) commercial paper issued by the Borrower or (B) any other Indebtedness, except for Indebtedness that the Borrower incurred for general corporate or working capital purposes, (iii) use any of the proceeds of any Credit Extension in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (iv) use any of the proceeds of any Credit Extension for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Entity.

5.3.                            Notice of Default.  The Borrower will give prompt notice in writing to the Administrative Agent and the Lenders of (i) the occurrence of any Default or Unmatured Default, ERISA Event and of any other development, financial or otherwise, that could reasonably be expected to have a Material Adverse Effect, (ii) the receipt of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by any Significant Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable Laws and regulations, other than such expiration, revocation or suspension or institution of such proceedings that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) the receipt of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or with respect to any Significant Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which is reasonably expected to have a Material Adverse Effect or (iv) any judicial or administrative order limiting or controlling the insurance business of any Significant Insurance Subsidiary (and not the insurance industry generally) which has been issued or adopted and which could reasonably be expected to have a Material Adverse Effect.

5.4.                            Conduct of Business.  The Borrower will, and will cause each Significant Subsidiary to, do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where such failure to do so would not have a Material Adverse Effect.  The Borrower will cause each Significant Insurance Subsidiary to (i) carry on or otherwise be associated with the business of a licensed insurance carrier and (ii) do all things necessary to renew, extend and continue in effect all Licenses that may at any time and from time to time be necessary for such Significant Insurance Subsidiary to operate its insurance business in compliance with all applicable laws and regulations; provided, however, that any such Significant Insurance Subsidiary may withdraw from one or more states as an admitted insurer or change the state of its domicile, if such withdrawal or change is in the best interests of the Borrower and such Significant Insurance Subsidiary.

5.5.                            Taxes.  The Borrower will, and will cause each Significant Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except where the failure to file has not had and would not reasonably be expected to have, a Material Adverse Effect, and except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

5.6.                            Insurance.  The Borrower will, and will cause each Significant Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all or substantially all of its Property in such amounts and covering such risks, and with such risk retention or self-insurance, as is consistent with sound business practice for Persons in substantially the same industry as the Borrower or such Significant Subsidiary, and the Borrower will furnish to any Lender upon request full information as to the insurance carried and any applicable risk retention or self-insurance.

5.7.                            Compliance with Laws.  The Borrower will, and will cause each Significant Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in each case, acting in their capacities as such) with Anti-Corruption Laws.

5.8.                            Maintenance of Properties.  The Borrower will, and will cause each Significant Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to so maintain, preserve, protect and repair could not reasonably be expected to have a Material Adverse Effect.

5.9.                            Inspection.  The Borrower will, and will cause each Significant Subsidiary to, permit the Lenders, by their respective representatives and agents, upon reasonable notice to the Borrower to make a reasonable inspection of any of the Property, corporate books and financial records of the Borrower and each Significant Subsidiary, to examine and make copies of the books or accounts and other financial records of the Borrower and each Significant Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Significant Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate, provided that the Lenders agree to keep this and all such information provided under this Agreement confidential.  The Borrower shall maintain current books of record and account as Borrower ordinarily maintains in the conduct of its businesses.

5.10.                     Merger, Consolidation and Sale of Assets.  The Borrower will not, nor will they permit any Significant Subsidiary to, merge or consolidate with or into, or sell, lease or otherwise transfer all or any Substantial Portion of its assets to any other Person (including, in each case where applicable, pursuant to a Delaware LLC Division), except that (a) the Borrower or a Significant Subsidiary may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower or a Significant Subsidiary is the corporation surviving such merger (provided that in a merger of the Borrower and a Significant Subsidiary, the Borrower shall be the corporation surviving such merger) and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing and (b) Subsidiaries (other than PLICO) may merge with one another or into the Borrower.  The foregoing limitation on merger and consolidation and the sale, lease or other transfer of assets shall not prohibit (i) sales of investment assets in the ordinary course of business and (ii) during any fiscal quarter, a merger, consolidation or any transfer of assets (in a single transaction or a series of related transactions) unless the aggregate assets that are the subject of such merger or consolidation or to be so transferred, when combined with all other assets transferred (including as the result of a merger or consolidation) during such fiscal quarter and the immediately preceding three (3) fiscal quarters, constituted more than 15% of Consolidated Total Assets at the end of the most recent fiscal year.

5.11.                     Liens.  The Borrower will not, nor will it permit any Significant Subsidiary to, create, incur or suffer to exist any Lien in, of or on any Property of the Borrower or a Significant Subsidiary, except for Permitted Liens.

5.12.                     Adjusted Consolidated Net Worth.  The Borrower will maintain at all times Adjusted Consolidated Net Worth equal to not less than the sum of (i) 80% of the Borrower’s Adjusted Consolidated Net Worth as of December 31, 2017 (but in no event less than $4,500,000,000) plus (ii) 25% of its Consolidated Net Income (if positive) earned after December 31, 2017 minus (iii) the

Borrower’s consolidated allowance for potential future losses on investments at the end of such fiscal quarter not otherwise included for unrealized net gains and losses on assets held for sale pursuant to FASB ASC 320 and accumulated other comprehensive income pursuant to FASB ASC 220 at the end of such fiscal quarter.

5.13.                     Ratio of Adjusted Consolidated Indebtedness to Consolidated Capitalization.  The Borrower will maintain at all times a ratio of Adjusted Consolidated Indebtedness to Consolidated Capitalization of not more than 0.4 to 1.0.  Adjusted Consolidated Indebtedness shall be calculated without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein.

5.14.                     [Reserved].

5.15.                     [Reserved].

5.16.                     Affiliates.  The Borrower will not, and will not permit any Significant Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make payments or transfer to, any Affiliate (other than a Wholly-Owned Subsidiary) except (i) any such transactions, payments or transfers with or to such Affiliates as are made in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Significant Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower’s or such Significant Subsidiary than the Borrower’s or such Significant Subsidiary would obtain in a comparable arms-length transaction and (ii) any such other transactions, payments or transfers with or to such Affiliates as could not reasonably be expected to have a Material Adverse Effect.

5.17.                     Compliance with ERISA.  The Borrower will not (i) terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in any material (in the opinion of the Lenders) liability of the Borrower or an ERISA Affiliate to the PBGC; (ii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, that presents a material (in the opinion of the Lenders) risk of such a termination by the PBGC of any Plan so as to result in any material (in the opinion of the Lenders) liability of the Borrower or any ERISA Affiliate to the PBGC; (iii) be an “employer” (as defined in Section 3(5) of ERISA), or permit any ERISA Affiliate to be an “employer”, required to contribute to any Multiemployer Plan; or (iv) fail to comply in all material respects with any laws or regulations applicable to any Plan.

5.18.                     Payment of Obligations.  The Borrower shall pay all amounts owed under the Obligations when due.

5.19.                     Further Assurances.  The Borrower shall cooperate with the Administrative Agent and the other parties to the Credit Documents to promptly cure any defects in the creation, issuance, or delivery of the Credit Documents.  The Borrower at its expense will execute (or cause to be executed) and deliver to the Administrative Agent upon reasonable request all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements applicable to them in the Credit Documents, or to correct any omissions in the Credit Documents, or to state more fully the Obligations and agreements set out in any of the Credit Documents, to file any notices, or to obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.

5.20.       Amendments to Organizational Agreements.  The Borrower shall not, nor shall it cause any of its Subsidiaries to, amend or permit any amendments to its organizational documents if such amendment could reasonably be expected to have a Material Adverse Effect.

5.21.       Changes in Accounting Policies or Reporting Practices.  The Borrower shall not change its accounting policies or reporting practices, unless such change is permitted by GAAP, and provided such change does not have the effect of curing or preventing what would otherwise be an Unmatured Default or a Default had such change not taken place.

ARTICLE VI

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

6.1.         Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan or any certificate or written information delivered in connection with this Agreement or any other Credit Document shall be incorrect in any material respect on the date as of which made.

6.2.         Payments.  Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan, amounts due under the Fee Letter, or any other Obligation under any of the Credit Documents, and the continuance of such breach for a period of three (3) Business Days after.

6.3.         Specific Covenants.  The breach by the Borrower of any of the terms or provisions of Section 5.2, 5.10, 5.11, 5.12 or 5.13.

6.4.         Other Covenants.  The breach by the Borrower (other than a breach that constitutes a Default under Section 6.1, 6.2 or 6.3) of any covenant or condition contained in this Agreement, and the continuance of such breach for a period of thirty (30) days after there has been given, by registered or certified mail, to the Borrower by the Administrative Agent a written notice specifying such breach and requiring it to be remedied and stating that such notice is a “notice of default” hereunder.

6.5.         Default on Other Indebtedness and Additional Amounts.  Failure of the Borrower or, if such Indebtedness or the obligations described in clauses (2), (3) and (6) set forth in the last sentence of the definition of Indebtedness (collectively, the “Additional Amounts”) is recourse to the Borrower, any of its Subsidiaries, to pay when due or within any applicable cure periods any Indebtedness (other than the Obligations) or the Additional Amounts, if the aggregate amount of all such Indebtedness and Additional Amounts involved exceeds $50,000,000; or if any event or condition shall occur that results in any Indebtedness and Additional Amounts of the Borrower or, if such Indebtedness and Additional Amounts is recourse to the Borrower, any Subsidiary, in each case other than the Obligations, being declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment or a payment made in the ordinary course of business and pursuant to a contractual obligation) prior to the stated maturity thereof, if the aggregate amount of all such Indebtedness and Additional Amounts involved exceeds $50,000,000; or the Borrower or, if such Indebtedness and Additional Amounts is recourse to the Borrower, any of its Subsidiaries shall not pay, or admit in writing their inability to pay, their debts generally as they become due.

6.6.         Voluntary Petitions.  The Borrower or any of its Significant Subsidiaries shall (i) have an order for relief entered with respect to them under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for them or any Substantial Portion of their Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate them bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of them or their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding, filed against them, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 6.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 6.7.

6.7.         Involuntary Bankruptcy or Receivership Proceedings.  Without the application, approval or consent of the Borrower or any of its Significant Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Significant Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 6.6(iv) shall be instituted against Borrower or any of its Significant Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

6.8.         Condemnation.  Any Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Borrower or any of its Significant Subsidiaries which, when taken together with all other Property of the Borrower and its Significant Subsidiaries so condemned, seized, appropriated or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

6.9.         Undischarged Judgments.  The Borrower, or if any such judgments are recourse to the Borrower, any of its Subsidiaries, shall fail within forty-five (45) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $50,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith.

6.10.       ERISA.  (i) Any ERISA Event shall have occurred or (ii) the sum of the aggregate Insufficiencies of all Plans shall exceed $30,000,000.

6.11.       Distribution Limitations.  Any Governmental Authority having jurisdiction shall prohibit or further limit the payment or distribution by PLICO or any other Significant Insurance Subsidiary to the Borrower of dividends, principal or interest payments or management fees, if such prohibition or further limitation could reasonably be expected to have a Material Adverse Effect.

6.12.       Environmental Investigation.  The Borrower or any of its Subsidiaries shall be the subject of any proceedings or investigation of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.13.       Change in Control.  Any Change in Control shall occur.

6.14.       Licenses.  Any License of any Significant Insurance Subsidiary held by such Insurance Subsidiary on the Closing Date or acquired by such Significant Insurance Subsidiary thereafter, the loss of which could reasonably be expected to have a Material Adverse Effect (i) shall be revoked by a final non-appealable order by the state that issued such License, or any action (whether administrative or judicial) to revoke such License shall have been commenced against such Insurance Subsidiary which shall not have been dismissed or contested in good faith within thirty (30) days of the commencement thereof, (ii) shall be suspended by such state for a period in excess of thirty (30) days or (iii) shall not be reissued or renewed by such state upon the expiration thereof following application for such reissuance or renewal by such Insurance Subsidiary.

6.15.       Tax Lien.  A federal tax lien shall attach against the Borrower or any Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary under Section 4068 of ERISA in an amount that would have, in the reasonable judgment of the Lenders, a Material Adverse Effect and in either case such lien shall remain undischarged for a period of 60 days after the attachment or filing, as the case may be.

6.16.       Enforceability Contest.  The Borrower or any Subsidiary shall contest the validity or enforceability of any Credit Document or the Borrower shall deny it has any further liability or obligation under this Agreement or any other Credit Document.

6.17.       Revolving Credit Agreement.  Any “Default” (as defined therein) shall have occurred and be continuing under that certain Credit Agreement, dated as of February 2, 2015, among the Borrower, PLICO, Regions Bank, as administrative agent and swingline lender, the issuance banks party thereto and the other lenders party thereto, as amended, modified or amended and restated from time to time.

ARTICLE VII

REMEDIES

7.1.         Remedies.  Upon the occurrence of any Default described in Section 6.6 or Section 6.7, automatically, and upon the occurrence and during the continuance of any other Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower by the Administrative Agent, (a) the Term Loan Commitments, if any, of each Lender having such Term Loan Commitments shall immediately terminate; and (b) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower:  (i) the unpaid principal amount of and accrued interest on the Loans, and (ii) all other Obligations.  Notwithstanding anything herein or otherwise to the contrary, any Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Default has been cured to the satisfaction of the Required Lenders or waived in writing in accordance with the terms of Section 10.3.

7.2.         Application of Funds.  After the exercise of remedies provided for in Section 7.1 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including without limitation all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 2.17, Section 2.18 and Section 2.19) payable to the Administrative Agent;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders including without limitation all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 2.17, Section 2.18 and Section 2.19), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and on other Obligations ratably among such parties in proportion to the respective amounts described in this clause Third payable to them; and

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, (b) payment of breakage, termination or other amounts owing in respect of any Hedge Agreement between the Borrower or any of its Subsidiaries and any Lender, to the extent such Hedge Agreement is permitted hereunder; and (c) payments of amounts due under any Cash Management Agreement between the Borrower or any of its Subsidiaries and any Hedge Agreement Bank; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable Laws.

7.3.         Setoff.  Any Lender may exercise its lien upon and right of setoff against any monies, items, credits, deposits, or instruments that such Lender may have in its possession and which belong to the Borrower liable for the payment of any or all of the Obligations.

ARTICLE VIII

AGENCY

8.1.         Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Mizuho Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, neither the Borrower nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

8.2.         Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.3.         Exculpatory Provisions.

8.3.1.         No Fiduciary Duties.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

8.3.2.         No Liability.  The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.1 and 10.3) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default unless and until notice describing such Unmatured Default is given to the Administrative Agent in writing by the Borrower or a Lender.

8.3.3.         No Responsibility.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (e) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.4.         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower and its Subsidiaries), independent accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Credit Documents and its duties hereunder and thereunder, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

8.5.         Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent; provided that the Administrative Agent’s delegation of duties to any sub-agent shall not relieve the Administrative Agent of any of its obligations under this Agreement.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.6.         Resignation of Administrative Agent.

8.6.1.         Resignation.  The Administrative Agent may at any time give no less than sixty (60) days’ prior written notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Such Resignation Effective Date shall not occur until the appointment of a successor Administrative Agent as provided in this Agreement.

8.6.2.         Removal.  If the Person servicing as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, with the consent of the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

8.6.3.         Successor.  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article VIII and Section 10.26 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

8.7.         Non-Reliance on Administrative Agent and Other Lenders.  Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

8.8.         No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the arrangers or agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent; a Lender hereunder.

8.9.         Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.10 and Section 10.26) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 10.26).

ARTICLE IX

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATION

9.1.         Successors and Assigns Generally.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements made by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.2, (ii) by way of participation in accordance with the provisions of Section 9.4 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.6 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.2.         Assignments By Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and obligations hereunder at the time owing to it); provided that any such assignment shall be subject to the following conditions:

9.2.1.         Minimum Amounts.

(a)           in the case of an assignment of the entire remaining amount of the assigning Lender’s commitments and the loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(b)           in any case not described in Section 9.2.1(a), the aggregate amount of the commitment (which for this purpose includes loans and obligations in respect thereof outstanding thereunder) or, if the commitment is not then in effect, the principal outstanding balance of the loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (and in $1,000,000 increments thereafter), unless each of the Administrative Agent and, so long as no Default shall have occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

9.2.2.         Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments and Loans assigned.

9.2.3.         Required Consents.  No consent shall be required for any assignment except

(a)           to the extent required by Section 9.2.1(b); and

(b)           that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (i) a Default shall have occurred and is continuing at the time of such assignment or (ii) such assignment is to a Lender or an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.

9.2.4.         Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, unless waived, in whole or in part by the Administrative Agent in its discretion.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

9.2.5.         No Assignment to Borrower, Affiliates or Subsidiaries.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

9.2.6.         No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

9.2.7.         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (a) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (b) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Term Loan Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.20.2 and 10.26 with respect to facts and circumstances occurring prior to the effective date of such assignment.  The Borrower will execute and deliver on request, at their own expense, Notes to the assignee evidencing the interests taken by way of assignment hereunder.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4.

9.3.         Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its office at the address set forth in Section 10.1.1 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

9.4.         Participations.

9.4.1.         Participants.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged and such Lender shall not be relieved of its obligations under the Credit Documents as a result of such participation, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.26.3 with respect to any payments made by such Lender to its Participants.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.3.2 and Section 10.3.3 that affects such Participant.

9.4.2.         Entitled to Certain Benefits.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (subject to the requirements and limitations of those Sections (it being understood that the documentation required to be delivered under Section 2.19.6 shall be delivered to such Lender that has sold the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.2; provided that such Participant agrees to be subject to the provisions of Section 2.20.2 as if it were an assignee under Section 9.2.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.26 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

9.4.3.                            No Greater Payment.  A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant.  Each Lender that sells a participation to a Participant agrees to use reasonable efforts to cooperate with the Borrower, at the Borrower’s request and expense, to effectuate the provisions of Section 2.20.2 with respect to such Participant; provided that Borrower shall not be required to pay, and the applicable Lender shall pay, any fee or other negotiated amount which such Lender had agreed to pay to such Participant.

9.4.4.                            Participant Register.  Any Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the name and address of each Participant, and the principal amount (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have an obligation to disclose the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except in connection with claims for benefits under Sections 2.17, 2.18 or 2.19 or to the extent that such disclosure is necessary to establish that the Loans or other obligations under this Agreement are in registered form for tax purposes under United States Treasury Regulation Section 5f.103-1(c).  The entries in the Participant Register shall be conclusive absent manifest error, and the Lender maintaining the Participant Register shall treat each person whose name is recorded in the register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent, in its capacity as such, shall have no responsibility for maintaining a Participant Register.

9.5.                            Disclosure of Confidential Information.  Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to Section 9.2 or 9.4, disclose to such assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender.

9.6.                            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender without the consent of any Person, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE X

GENERAL PROVISIONS

10.1.                     Notices.

10.1.1.                     Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)                                 if to the Administrative Agent or the Borrower, to the address, telecopier number, electronic mail address or telephone number specified in Appendix B:

(b)                                 if to any Lender, to the address, telecopier number, electronic mail address or telephone number in its Administrative Questionnaire on file with the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in Section 10.1.2 below, shall be effective as provided in Section 10.1.2.

10.1.2.                     Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.1.3.                     Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

10.1.4.                     Platform.

(i)                                     The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)                                  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-

infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.2.                     Renewal, Extension, or Rearrangement.  All provisions of this Agreement relating to Obligations shall apply with equal force and effect to each and all promissory notes executed hereafter which in whole or in part represent a renewal, extension for any period, increase, or rearrangement of any part of the Obligations originally represented by any part of such other Obligations.

10.3.                     Amendments and Waivers.

10.3.1.                     Required Lenders’ Consent.  Subject to Section 10.3.2 and Section 10.3.3, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Administrative Agent and the Required Lenders; provided that (a) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender, (b) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments and/or Loans of such Lender may not be increased, reduced or extended without the consent of such Lender, (d) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (e) the Required Lenders shall determine whether or not to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

10.3.2.                     Affected Lenders’ Consent.  Without the written consent of each Lender (other than a Defaulting Lender except as provided in Section 10.3.1(c) above) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(a)                                 extend the Maturity Date;

(b)                                 waive, reduce or postpone any scheduled repayment (but not prepayment) or alter the required application of any prepayment pursuant to Section 2.12 or the application of funds pursuant to Section 7.2, as applicable;

(c)                                  [reserved];

(d)                                 reduce the principal of or the rate of interest on any Loan (other than any waiver of the imposition of the Default Rate pursuant to Section 2.9) or any fee or premium payable hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e)                                  extend the time for payment of any such interest or fees;

(f)                                   reduce the principal amount of any Loan;

(g)                                  amend, modify, terminate or waive any provision of this Section 10.3.2 or Section 10.3.3 or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(h)                                 change the percentage of the outstanding principal amount of Loans that is required for the Lenders or any of them to take any action hereunder or amend the definition of “Required Lenders” or “Term Loan Commitment Percentage” or modify the amount of the Commitment of any Lender;

(i)                                     release the Borrower from its obligations hereunder; or

(j)                                    consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Credit Document (except pursuant to a transaction permitted hereunder).

10.3.3.                     Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Borrower therefrom, shall:

(a)                                 increase the Term Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Unmatured Default or Default shall constitute an increase in any Term Loan Commitment of any Lender;

(b)                                 [reserved];

(c)                                  [reserved];

(d)                                 [reserved]; or

(e)                                  amend, modify, terminate or waive any provision of this Section 10.3 as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, without the consent of the Administrative Agent.

10.3.4.                     Execution of Amendments, etc.  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications,

waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.  Except for actions expressly permitted to be taken by the Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Borrower, and by the Required Lenders or all affected Lenders, as applicable.

10.4.                     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Credit Documents and the Fee Letter, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article III, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or .pdf file shall be effective as delivery of a manually executed counterpart of this Agreement.

10.5.                     Electronic Execution of Assignments and Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment, waiver, modification or consent relating hereto shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Laws.

10.6.                     Consent to Jurisdiction.  Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or its properties in the courts of any jurisdiction.

10.7.                     No Advisory or Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arranger, are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent and the Lead Arranger, on the other hand, (ii) the Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) each of the Administrative Agent, the Lead Arranger and the Lenders

is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of its Affiliates or any other Person and (ii) each of the Administrative Agent, the Lead Arranger and the Lenders does not have any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) each of the Administrative Agent, the Lead Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and each of the Administrative Agent, the Lead Arranger and the Lenders does not have any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by Law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, the Lead Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.8.                     Marshalling; Payments Set Aside.  Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.9.                     Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Term Loan Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.10.              Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Unmatured Default or Default if such action is taken or condition exists.

10.11.              [Reserved].

10.12.              Standard of Care: Limitation of Damages.  The Lenders and the Administrative Agent shall be liable to the Borrower only for matters arising from this Agreement or otherwise related to the Obligations resulting from such Lender’s or the Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction and not subject to any appeal or by settlement tantamount to such judgment, and liability for all other matters is hereby waived.  The Lenders and the Administrative Agent shall not in any event be liable to the Borrower for special, punitive or consequential damages (as opposed to direct or actual damages) arising from this Agreement or otherwise related to the Obligations.

10.13.              Incorporation of Schedules.  All Schedules and Exhibits referred to in this Agreement are incorporated herein by this reference.

10.14.              Indulgence Not Waiver.  The Lenders’ or the Administrative Agent’s indulgence in the existence of a default hereunder or any other departure from the terms of this Agreement shall not prejudice the Lenders’ or the Administrative Agent’s rights to declare a default or otherwise demand strict compliance with this Agreement.

10.15.              Cumulative Remedies.  The remedies provided the Lenders and the Administrative Agent in this Agreement are not exclusive of any other remedies that may be available to the Lenders and the Administrative Agent under any other document or at law or equity.

10.16.              Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of the Borrower set forth in Section 2.17.3, Section 2.18, Section 2.19, Section 10.26, Section 10.27, and Section 10.19 and the agreements of the Lenders and the Administrative Agent set forth in Section 2.14, Section 8.3 and Section 10.26.3 shall survive the payment of the Loans and the termination hereof.

10.17.              Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Laws shall not exceed the Maximum Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Maximum Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Maximum Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Maximum Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Lawful Rate, such Person may, to the extent permitted by applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.18.              Entire Agreement.  This Agreement and the other written agreements among the Borrower, the Lenders and the Administrative Agent represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein. Provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Obligations, the provisions in this Agreement shall control.

10.19.              Severability.  Should any provision of this Agreement be declared invalid or unenforceable for any reason, the remaining provisions hereof shall remain in full effect.

10.20.              Time of Essence.  Time is of the essence of this Agreement, and all dates and time periods specified herein shall be strictly observed.

10.21.              Applicable Law.  The validity, construction and enforcement of this Agreement and all other documents executed with respect to the Obligations shall be determined according to the laws of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

10.22.              Captions Not Controlling.  Captions and headings have been included in this Agreement for the convenience of the parties, and shall not be construed as affecting the content of the respective Sections.

10.23.              WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.24.              Waiver of Venue.  Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section 10.6.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.25.              Termination.  The termination of this Agreement shall not affect any rights of the Borrower, the Lenders or the Administrative Agent or any obligation of the Borrower, the Lenders or the Administrative Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full.  The rights granted to the Administrative Agent for the benefit of the Lenders hereunder and under the other Credit Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof or the Borrower has furnished the Lenders with an indemnification satisfactory to the Lenders with respect thereto.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein.  Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, the Administrative Agent or the Lenders are for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold the Administrative Agent and the Lenders harmless for, the amount of such payment surrendered until the Administrative Agent and the Lenders shall have been finally and irrevocably paid in full.  The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s or the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

10.26.              Expenses; Indemnity.

10.26.1.              Costs and Expenses.  The Borrower shall pay, without duplication of any other amounts otherwise payable hereunder, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), but excluding any expenses incurred in connection with the syndication of the credit facility provided for herein, and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

10.26.2.              Indemnification by Borrower.  The Borrower shall indemnify the Administrative Agent, the Lead Arranger and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, including any of the foregoing relating to any actual or alleged presence or release of hazardous waste, substance or materials on or from any property owned or operated by the Borrower or its Subsidiaries, or any environmental liability or violation of any federal, state or local environmental, health or safety law or regulation related in any way to the Borrower or its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its equity holders, their Affiliates or any other Person; provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to such losses, claims, damages, liabilities or related expenses resulting from the gross negligence or willful misconduct of such Indemnitee or its Related Parties as determined by a court of competent jurisdiction by a final and nonappealable judgment or disputes that are solely between Indemnitees where the corresponding losses, claims, damages, liabilities and related expenses do not directly relate to an act or omission by the Borrower or its Subsidiaries.

10.26.3.              Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to pay any amount required under Section 10.26.1 and 10.26.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this Section 10.26.3 are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.

10.26.4.              Payments.  All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices).

10.26.5.              Survival.  The provisions of this Section shall survive resignation or replacement of the Administrative Agent or any Lender, termination of the commitments hereunder and repayment, satisfaction and discharge of the Loans and Obligations hereunder.

10.27.              Set Off.  If a Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each of the Lenders agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.28.              Treatment of Certain Information.

10.28.1.              Confidentiality.  Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) with the consent of the Borrower; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

10.28.2.     Information.  For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.29.     Patriot Act; Beneficial Ownership Regulation.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify, and record information that identifies the Borrower which information includes the name of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide, and agrees to cause each of its Subsidiaries and Affiliates to provide, such information from time to time to such Lender and the Administrative Agent, as applicable.

10.30.     [Reserved].

10.31.     Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable:  (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.32.     Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans the Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:

(xxxv)    none of the Administrative Agent, the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender

(including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto);

(xxxvi)   the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR §2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that has under management or control, total assets of at least $50 million, in each case as described in 29 CFR §2510.3-21(c)(1)(i)(A)-(E);

(i)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies;

(ii)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(iii)          no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)           The Administrative Agent and the Lead Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

[signatures on following pages]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement.

PROTECTIVE LIFE CORPORATION

By:	/s/ Lance P. Black

Print Name: Lance P. Black

Title: Senior Vice President and Treasurer

TERM LOAN CREDIT AGREEMENT
PROTECTIVE LIFE CORPORATION

MIZUHO BANK, LTD.,
as Administrative Agent

By:	/s/ Naoki Takeda

Print Name: Naoki Takeda

Title: Managing Director

TERM LOAN CREDIT AGREEMENT
PROTECTIVE LIFE CORPORATION

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Naoki Takeda

Print Name: Naoki Takeda

Title: Managing Director

TERM LOAN CREDIT AGREEMENT
PROTECTIVE LIFE CORPORATION

EXHIBIT 2.5.2A

NOTE

May 31, 2019

FOR VALUE RECEIVED, PROTECTIVE LIFE CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of MIZUHO BANK, LTD. (“Payee”), the sum of the Term Loans outstanding from time to time, together with interest thereon as provided in that certain Term Loan Credit Agreement of even date herewith executed by and among the Borrower, Payee and the several lenders from time to time party thereto and Mizuho Bank, Ltd., as administrative agent, as it may be amended or restated from time to time (the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to those terms in the Credit Agreement.

This Note evidences the “Term Loans,” as defined in the Credit Agreement. Reference is made to the Credit Agreement for the terms of payment of principal and interest hereunder, for a description of the rights of the “Administrative Agent” as defined in the Credit Agreement, to enforce this Note, and for additional provisions regarding additional payments, prepayment, draws and other terms and conditions applicable to the indebtedness evidenced by this Note. As provided in the Credit Agreement, all remaining principal, interest and expenses outstanding hereunder or under the Credit Agreement shall become finally due on the Maturity Date.

As provided in the Credit Agreement, interest hereunder shall be calculated based upon a 360-day year and actual days elapsed. As also provided further in the Credit Agreement, the interest rate required hereby shall not exceed the maximum rate permissible under applicable Law, and any amounts paid in excess of such rate shall be applied to reduce the principal amount hereof or shall be refunded to the Borrower, at the option of the holder of this Note.

Subject to the provisions of the Credit Agreement, the Borrower may borrow, repay and reborrow amounts hereunder from time to time, provided that the Borrower is not in default hereunder or under the Credit Agreement (unless such default is waived) and provided that all conditions to Payee’s obligation to fund advances as set forth in the Credit Agreement are satisfied. Payee shall have no liability for its refusal to advance funds hereunder following a determination that any condition precedent to the making of an advance has not been satisfied.

Payee’s records of the amounts advanced hereunder shall be conclusive proof thereof, absent manifest error.

All amounts due under this Note are payable in lawful money of the United States of America, at the principal place of business of the Administrative Agent or at such other address as the Administrative Agent may direct.

To the extent permitted by applicable Law, the Borrower shall pay to the holder hereof (“Holder”) a late charge equal to five percent (5%) of any payment which is past due for a period of twelve (12) or more days, in order to cover the additional expenses incident to the handling and processing of delinquent payments.

The occurrence of a Default under the Credit Agreement shall constitute a Default under this Note.

Upon the occurrence of a Default, the Holder may, at its option and without notice (except as provided in the Credit Agreement), acting through the Administrative Agent as provided in the Credit Agreement, declare all Obligations to be presently due and payable, and Holder may enforce any remedies available to Holder under any Credit Document. Holder may waive any default before or after it occurs and may restore this Note in full effect without impairing the right to declare it due for a subsequent default, this right being a continuing one. Upon Default, the remaining unpaid principal balance of the indebtedness evidenced hereby and all expenses due Holder shall bear interest at the Default Rate, as defined in the Credit Agreement.

All amounts received for payment of this Note shall be applied in accordance with the Credit Agreement.

The Borrower and all sureties, guarantors, endorsers and other parties to this Note hereby consent to any and all renewals, waivers, modifications, or extensions of time (of any duration) that may be granted by Holder with respect to this Note and severally waive demand, presentment, protest, notice of dishonor, and all other notices that might otherwise be required by law, except as set forth in the Credit Agreement. All parties hereto waive the defense of impairment of collateral and all other defenses of suretyship, if applicable.

The Borrower and all sureties, guarantors, endorsers and other parties hereto agree to pay reasonable attorneys’ fees and all court and other costs that Holder may incur in the course of efforts to collect the debt evidenced hereby, to the extent permitted by the Credit Agreement.

The validity and construction of this Note shall be determined according to the laws of New York applicable to contracts executed and performed within that state and applicable federal law. If any provision of this Note should for any reason be invalid or unenforceable, the remaining provisions hereof shall remain in full effect.

[Signature Page Follows]

Words used herein indicating gender or number shall be read as context may require.

PROTECTIVE LIFE CORPORATION

By:
Title:

Taxpayer Identification Number:

EXHIBIT 2.19.6

U.S. TAX COMPLIANCE CERTIFICATE

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of May 31, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Protective Life Corporation, as the Borrower, Mizuho Bank, Ltd. and the several lenders from time to time party thereto, as Lenders, and Mizuho Bank, Ltd., as Administrative Agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E in connection with claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[ ]

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of May 31, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Protective Life Corporation, as the Borrower, Mizuho Bank, Ltd. and the several lenders from time to time party thereto, as Lenders, and Mizuho Bank, Ltd., as Administrative Agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E in connection with claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:               , 20[ ]

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of May 31, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Protective Life Corporation, as the Borrower, Mizuho Bank, Ltd. and the several lenders from time to time party thereto, as Lenders, and Mizuho Bank, Ltd., as Administrative Agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:               , 20[ ]

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of May 31, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Protective Life Corporation, as the Borrower, Mizuho Bank, Ltd. and the several lenders from time to time party thereto, as Lenders, and Mizuho Bank, Ltd., as Administrative Agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER ]

By:
Name:
Title:

Date:               , 20[ ]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified below (the “Assignor”) and the Assignee identified below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including without limitation any guarantees), and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignors:

[Assignor [is] [is not] a Defaulting Lender]

2.                                      Assignees:

[for Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]

3.                                      Borrower:

4.                                      Administrative Agent:                                                                         Mizuho Bank, Ltd., as the administrative agent under the Credit Agreement

5.                                      Credit Agreement:                                                                                             The $600,000,000 Term Loan Credit Agreement dated as of May 31, 2019 among Protective Life Corporation, the Lenders parties thereto and Mizuho Bank, Ltd., as Administrative Agent.

6.                                      Assigned Interest[s]:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$	$		%
$	$		%
$	$		%

[Trade Date:                                                              ]

[Signature Pages Follow]

Effective Date:                 , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

MIZUHO BANK, LTD.,
as Administrative Agent

By:
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1                          Assignor[s].  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrower, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2                          Assignee[s].  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

COMPLIANCE CERTIFICATE

To:          The Lenders named in the

Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated May 31, 2019 (as amended, modified, renewed or extended from time to time, the “Agreement”) between Protective Life Corporation, a Delaware corporation (the “Borrower”), the Lenders named therein and Mizuho Bank, Ltd., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES ON BEHALF OF THE BORROWER THAT:

1.             I am the duly elected                                         of the Borrower.

2.             I have reviewed the terms of the Agreement and have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.             The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

4.             Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action the Borrower has taken, is taking or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this           day of            , 20  .

of Protective Life Corporation

SCHEDULE I TO COMPLIANCE CERTIFICATE

Schedule of Compliance as of [Insert date of end of fiscal quarter]
with provisions of 5.12 and 5.13 of the Agreement

1.          Section 5.12 - Adjusted Consolidated Net Worth

A.	Consolidated Net Worth	$

B.

Adjustments, if any, for (i) goodwill or intangible assets (other than value of business acquired) and (ii) unrealized net gains and losses on assets held for sale pursuant to FASB ASC 320 and other accumulated comprehensive income pursuant to FASB ASC 220

$

C.	Adjusted Consolidated Net Worth (A excluding B)	$

D.	80% of Borrower’s Adjusted Consolidated Net Worth as of December 31, 2017 (but in no event less than $4,500,000,000)	$

E.	Borrower’s Consolidated Net Income earned after December 31, 2017 (if positive)	$

F.	25% of E	$

G.

Borrower’s consolidated allowance for potential future losses on investments in its investment portfolio not otherwise included for unrealized net gains and losses on assets held for sale pursuant to FASB ASC 320 and accumulated other comprehensive income pursuant to FASB ASC 220 (through the date of determination of the amount identified in E)

$

H.	D plus F minus G	$

I.	C minus H (Must be greater than or equal to 0)	$

Complies                              Does not comply

2.                                      Section 5.13 - Ratio of Adjusted Consolidated Indebtedness to Consolidated Capitalization

A.	Consolidated Indebtedness		$

	1.	Borrowed money, obligations secured by Liens and obligations evidenced by notes, etc.

	2.	Deferred purchase of Property or services (other than accounts payable in the ordinary course of business)	$

	3.	Capitalized Lease Obligations	$

	4.	Letters of Credit	$

	5.	Synthetic Lease Obligations	$

	6.	Guaranteed Obligations	$

B.	Short-Term Indebtedness for advance fundings of guaranteed investment contracts, annuities and other similar insurance and investment products		$

C.	Adjusted Consolidated Indebtedness (A minus B)		$

D.	Consolidated Capitalization

	(i)	Adjusted Consolidated Net Worth	$

	(ii)	Adjusted Consolidated Indebtedness (C)	$

	(iii)	Sum of (i) and (ii)	$

E.	Ratio of C to D		:1.0

F.	Permitted Ratio		No more than 0.4:1.0

Complies                   Does not comply

EXHIBIT C

CONVERSION/CONTINUATION NOTICE

TO:                                                                                                                           Mizuho Bank, Ltd., Administrative Agent

LENDERS:                                                                                  Lenders who are parties to the Credit Agreement described below

DATE:                                                                                                                                 , 20

BORROWER:                                                                  Protective Life Corporation (the “Borrower”)

This notice is delivered under the Term Loan Credit Agreement (the “Credit Agreement”) dated May 31, 2019, between the Borrower, the Lenders named therein and Mizuho Bank, Ltd., as Administrative Agent for the Lenders. Terms defined in the Credit Agreement have the same meanings when used — unless otherwise defined — in this request.

The Borrower requests a [conversion] [continuation] of a Loan under the Credit Agreement as follows:

Credit Date(1)	,
Amount of Borrowing
Type of Borrowing(2)
For conversion to or continuation of Adjusted LIBOR
Rate Loans, the Interest Period(3)	months

Select one:

☐            The proceeds of the requested Adjusted LIBOR Loan shall be applied to the payment of the Borrower’s existing Base Rate Loan, this new Loan being a conversion of a Base Rate Loan to an Adjusted LIBOR Rate Loan.

Date:

Amount:

(1)  Next Business Day for Base Rate Loans, third following Business Day for Adjusted LIBOR Rate Loans.

(2)  Adjusted LIBOR Rate or Base Rate Loan.

(3)  1, 2, 3 or 6 months.

☐            The proceeds of the requested Adjusted LIBOR Rate Loan shall be applied to the payment of the following Adjusted LIBOR Rate Loan, subject to all requirements of the Credit Agreement, this new Loan being a continuation of an Adjusted LIBOR Rate Loan as a new Adjusted LIBOR Rate Loan:

Date:

Amount:

Interest Period:

☐            The proceeds of the requested Base Rate Loan shall be applied to the payment of the following Adjusted LIBOR Rate Loan, subject to all requirements of the Credit Agreement, this new Loan being a conversion of an Adjusted LIBOR Rate Loan to a Base Rate Loan:

Date:

Amount:

Interest Period:

The Borrower certifies that on the date hereof and on the date of the above Credit Date, after giving effect to the requested Loan, (a) all of the representations and warranties in the Credit Documents (other than Section 4.5) will be true and correct in all material respects, except for (i) those representations and warranties that were made as of a specified earlier date, which representations and warranties shall have been true and correct as of such earlier specified date, and (ii) changes in facts or circumstances that have previously been disclosed in writing to the Administrative Agent and the Lenders and do not constitute a Default or Unmatured Default that has not otherwise been waived or cured pursuant to the requirements set forth in the Credit Agreement, (b) no Default or Unmatured Default will exist, and (c) all conditions to Borrower’s right to receive the requested Loan under the Credit Agreement have been satisfied.

PROTECTIVE LIFE CORPORATION

By:
Name:
Title:

EXHIBIT D

FUNDING NOTICE

TO:                                                                                                                         Mizuho Bank, Ltd., Administrative Agent

LENDERS:                                                                               Lenders who are parties to the Credit Agreement described below

DATE:                                                                                                                               , 20

BORROWER:                                                              Protective Life Corporation (the “Borrower”)

This notice is delivered under the Term Loan Credit Agreement (the “Credit Agreement”) dated May 31, 2019, between the Borrower, the Lenders named therein and Mizuho Bank, Ltd., as Administrative Agent for the Lenders. Terms defined in the Credit Agreement have the same meanings when used — unless otherwise defined — in this request.

The Borrower requests a Loan under the Credit Agreement as follows:

Credit Date(1)	,
Amount of Borrowing
Type of Borrowing(2)
For Adjusted LIBOR Rate Loans, the Interest Period(3)
months

The proceeds of the requested Loan shall be disbursed to the Borrower as provided in the Credit Agreement.

The Borrower certifies that on the date hereof and on the date of the above Credit Date, after giving effect to the requested Loan, (a) all of the representations and warranties in the Credit Documents (other than Section 4.5) will be true and correct in all material respects, except for (i) those representations and warranties that were made as of a specified earlier date, which representations and warranties shall have been true and correct as of such earlier specified date, and (ii) changes in facts or circumstances that have previously been disclosed in writing to the Administrative Agent and the Lenders and do not constitute a Default or Unmatured Default that has not otherwise been waived or cured pursuant to the requirements set forth in the Credit Agreement, (b) no Default or Unmatured Default will exist, and (c) all conditions to Borrower’s right to receive the requested Loan under the Credit Agreement have been satisfied.

(1)  Next Business Day for Base Rate Loans, third following Business Day for Adjusted LIBOR Rate Loans.

(2)  Adjusted LIBOR Rate or Base Rate Loan.

(3)  1, 2, 3 or 6 months.

PROTECTIVE LIFE CORPORATION

By:
Name:
Title:

EXHIBIT E

ADDITIONAL PERMITTED LIENS

None.

SCHEDULE 4.7

A number of judgments have been returned against insurers, broker-dealers, and other providers of financial services involving, among other things, sales, underwriting practices, product design, product disclosure, product administration, denial or delay of benefits, charging excessive or impermissible fees, recommending unsuitable products to customers, breaching fiduciary or other duties to customers, refund or claims practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the company does business, employment-related matters, payment of sales or other contingent commissions, and other matters. Often these legal proceedings have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages. In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given legal proceeding. Arbitration awards are subject to very limited appellate review. In addition, in some legal proceedings, companies have made material settlement payments. In some instances, substantial judgments may be the result of a party’s perceived ability to satisfy such judgments as opposed to the facts and circumstances regarding the claims.

Group health coverage issued through associations and credit insurance coverages have received some negative publicity in the media as well as increased regulatory consideration and review and litigation. The Company has a small closed block of group health insurance coverage that was issued to members of an association. A number of lawsuits and investigations regarding the method of paying claims have been initiated against life insurers. The Company offers payment methods that may be similar to those that have been the subject of such lawsuits and investigations.

The Company, like other financial services companies in the ordinary course of business, is involved in legal proceedings and regulatory actions. The occurrence of such matters may become more frequent and/or severe when general economic conditions have deteriorated. In addition, premium rates charged by the Company are based, in part, on the assumption that reinsurance will be available at a certain cost. Certain reinsurers have attempted and may continue to attempt to increase the rates they charge the Company for reinsurance, and the Company is involved in arbitration proceedings regarding such rate increases.  The Company may be unable to predict the outcome of such matters and may be unable to provide a reasonable range of potential losses. Given the inherent difficulty in predicting the outcome of such matters, it is possible that an adverse outcome in certain such matters could be material to the Company’s results for any particular reporting period.

The financial services and insurance industries are sometimes the target of law enforcement and regulatory investigations relating to the numerous laws and regulations that govern such companies. Some companies have been the subject of law enforcement or other actions resulting from such investigations. Resulting publicity about one company may generate inquiries into or litigation against other financial service providers, even those who do not engage in the business lines or practices at issue in the original action. It is impossible to predict the outcome of such investigations or actions, whether they will expand into other areas not yet contemplated, whether they will result in changes in regulation, whether activities currently thought to be lawful will be characterized as unlawful, or the impact, if any, of such scrutiny on the financial services and insurance industry or the Company. From time to time, the Company receives subpoenas, requests, or other inquiries and responds to them in the ordinary course of business.

For the purposes of this Schedule the “Company” refers to Protective Life Corporation and/or its subsidiaries, as context requires.

SCHEDULE 4.8

SIGNIFICANT SUBSIDIARIES

Name of Significant Subsidiary	State of Incorporation	Percentage Stock Owned by Borrower or Subsidiaries
Protective Life Insurance Company	Tennessee	100%
West Coast Life Insurance Company	Nebraska	100%
MONY Life Insurance Company	New York	100%

APPENDIX A

Term Loan Commitment Amounts and Percentages

Institution Name	Term Loan Commitment	Term Loan Commitment Percentage
Mizuho Bank, Ltd.	$600,000,000	100%
TOTAL	$600,000,000	100%

APPENDIX B

Addresses

Administrative Agent’s Principal Office

Mizuho Bank, Ltd.

Loan Administration Unit

Harborside Financial Center, 1800 Plaza Ten

Jersey City, NJ 07311

Tel. 201-626-9000

Fax. 201-626-9932

Email. JAPANESE_CORPLOANS@mizuhogroup.com

Lenders’ Principal Offices

Mizuho Bank, Ltd. / Mizuho Americas

1251 Avenue of Americas

New York, NY 100020

Attn: Satoshi Yamada

Director, Americas Corporate Banking Department #1

Tel. 212-282-3344(ex.530-3344)

Email. Satoshi.yamada@mizuhogroup.com

Borrower’s Principal Office

Protective Life Corporation

2801 Highway 280 South

Birmingham, Alabama 35223

Tel: 205.268.5511

Fax: 205.268.3642

Email: lance.black@protective.com